Exhibit 10.1

GREEN PLAINS CATTLE COMPANY LLC

SECOND Amended and Restated Limited Liability Company Agreement

Dated as of
September 6, 2019

THE UNITS REPRESENTED BY THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH UNITS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN

ARTICLE I	DEFINTITIONS	1
1.1	Defined Terms	1

ARTICLE II	ORGANIZATIONAL MATTERS	10
2.1	Formation	10
2.2	Name	10
2.3	Purpose	11
2.4	Tax Classification	11
2.5	No State-Law Partnership	11
2.6	Registered Office and Agent; Principal Place of Business	11
2.7	Term	11

ARTICLE III	MANAGEMENT AND CONTROL OF THE COMPANY	11
3.1	Composition	11
3.2	Initial Managers	11
3.3	Voting; Required Vote for Board Action	12
3.4	Resignation	12
3.5	Removal; Vacancies	13
3.6	Removal of Board Seats	13
3.7	Board Meetings	13
3.8	Action Without a Meeting	14
3.9	Duties and Obligations of the Board	14
3.10	Certain Decisions Requiring the Approval of a Supermajority of the Board	14
3.11	Certain Decisions Requiring the Unanimous Approval of the Board	16
3.12	Compensation of Managers	17
3.13	Officers	17
3.14	Liability of the Managers and Officers	17
3.15	Reliance on Third Parties	19
3.16	Board Observers	19

ARTICLE IV	THE MEMBERS	19
4.1	Members	19
4.2	Members Are Not Agents	19
4.3	Voting Rights	19
4.4	Meetings of the Members	20
4.5	Limitation of Liability	20
4.6	Transactions Between a Member and the Company	20
4.7	Additional Members	21

ARTICLE V	CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS	21
5.1	Capital Contributions	21
5.2	Business Support Capital Contributions	21
5.3	Voluntary Capital Calls for Specific Transactions	23
5.4	Status of Capital Contributions	23
5.5	Capital Accounts	23
5.6	New Units	24

ARTICLE VI	DISTRIBUTIONS AND ALLOCATIONS	24
6.1	Excess Cash Flow Distributions	24
6.2	Tax Distributions	25
6.3	Allocation of Profits and Losses	25
6.4	Income Tax Allocations	28
6.5	Compliance with the Act	29
6.6	Final Distribution	29
6.7	Negative Capital Accounts	29
6.8	No Withdrawal of Capital	29
6.9	First Year Special Allocation	29
6.10	Basis Allocation	30

ARTICLE VII	TAX MATTERS	31
7.1	Partnership Representative	31
7.2	Tax Returns	32
7.3	Withholding	32
7.4	Fiscal Year	33

ARTICLE VIII	TRANSFER OF UNITS	33
8.1	Transfer Restrictions	33
8.2	Transfers	34
8.3	Permitted Transfers	34
8.4	Mutual Exit Right	34
8.5	Drag Along Rights	36
8.6	Tag-Along Rights	37

ARTICLE IX	BANKING; ACCOUNTING; INFORMATION RIGHTS	39
9.1	Banking	39
9.2	Maintenance of Books and Records; Accounts and Accounting Method	39
9.3	Information Rights	39

ARTICLE X	DISSOLUTION AND TERMINATION OF THE COMPANY	39
10.1	Dissolution	39

ARTICLE XI	INDEMNIFICAITON	40
11.1	Indemnification	40
11.2	Expenses	41
11.3	Notices of Claims	41

ARTICLE XII	RESTRICTIVE COVENANTS	41
12.1	Confidentiality	41
12.2	Non-Competition; Non-Solicitation	42
12.3	Competing Business Entity	42
12.4	Non-Disparagement	44
12.5	No Adequate Monetary Remedy	44
12.6	Modification of Restrictive Covenants	44
12.7	Conflicts of Interest, Related Party Transactions and Other Activities	44

ARTICLE XIII	MISCELLANEOUS PROVISIONS	45
13.1	Transactions with Affiliates	45
13.2	Amendment	45
13.3	Entire Agreement; Supersedure	45
13.4	Effect of Waiver or Consent	45
13.5	Binding Effect	46
13.6	Jurisdiction; Venue	46
13.7	Governing Law	46
13.8	Severability	46
13.9	Further Assurances	46
13.10	Notices	46
13.11	Headings	47
13.12	Counterparts	47
13.13	No Third Party Beneficiaries	47

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

GREEN PLAINS CATTLE COMPANY LLC

This SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGReement (this “Agreement”) of Green Plains Cattle Company LLC, a Delaware limited liability company (the “Company”), is entered into as of September 6, 2019, ( the “Execution Date”), by and among the Company, Green Plains Inc., an Iowa corporation (“Green Plains”), TGAM Agribusiness Fund Holdings-B LP, a Delaware limited partnership (“TGAM”), and the other Persons set forth on the signature pages hereto (each, an “Investor Member” and collectively, the “Investor Members”). Green Plains, TGAM and the Investor Members shall each be referred to herein as a “Member” and collectively as the “Members.”

RECITALS

WHEREAS, the Company was formed by the filing of its Certificate of Formation (the “Charter”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) on September 27, 2006, and Green Plains, as the sole member of the Company, entered into that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of June 10, 2014 (together with a Correction to Limited Liability Company Agreement, effective as of June 10, 2014, the “Prior LLC Agreement”);

WHEREAS, Green Plains, the Company, TGAM and the Investor Members have entered into that certain Securities Purchase Agreement, dated as of the date hereof, whereby TGAM and the Investor Members have purchased an aggregate of 50% of the membership interests of the Company from Green Plains (the “Purchase Agreement”); and

WHEREAS, the Members desire to enter into this Agreement, effective as of September 1, 2019 ( the “Effective Date”), to amend and restate the Prior LLC Agreement in its entirety, delineate their rights and liabilities as Members, to provide for the Company’s management, and to provide for certain other matters, all as permitted under the Act.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises, covenants and undertakings herein specified and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, with the intent to be obligated legally and equitably, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.1     Defined Terms

As used in this Agreement, the following terms have the respective meanings set forth below:

 “Acquisition Notice” shall have the meaning set forth in Section 12.3(a).

“Act” shall have the meaning set forth in Section 2.1.

“Actual Cattle Basis” shall have the meaning set forth in Section 6.10(c)(ii).

“Additional Member” shall have the meaning set forth in Section 4.7.

“Adjusted Capital Account” means, with respect to any Member, the balance in such Member’s Capital Account as of the end of the relevant Allocation Year, after giving effect to the following adjustments: (i) credit to such Capital Account any amounts that such Member is deemed to be obligated to restore pursuant to the penultimate sentences in Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), and (ii) debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Additional Business Support Capital Contribution” shall have the meaning set forth in Section 5.2(b).

“Affiliate”  means, with respect to a Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. As used in this definition, the word “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. For StepStone, this includes StepStone and any other entity managed or advised by StepStone Group LP or StepStone Group Real Assets LP.

“Agreement” shall have the meaning set forth in the Recitals.

“Allocation Year” means (i) the period commencing on the Effective Date and ending on December 31, 2019, (ii) any subsequent twelve (12) month period commencing on January 1 and ending on December 31, or (iii) any portion of the period described in clauses (i) or (ii) for which the Company is required to allocate Profits, Losses, and other items of Company income, gain, loss, or deduction pursuant to Section 6.3 hereof, unless the Company is required by Section 706 of the Code to use a different tax year, in which case “Allocation Year” shall mean such different tax year (or relevant portion thereof).

“Annual Budget” shall have the meaning set forth in Section 3.10(a).

“Assumed Tax Rate” means 40% or such other percentage as determined by a Supermajority of the Board.

 “Basis Earnout Dispute Notice” shall have the meaning set forth in Section 6.10(d).

“Basis Earnout Dispute Notification Period” shall have the meaning set forth in Section 6.10(d).

“Basis Earnout Statement” shall have the meaning set forth in Section 6.10(d).

“Basis Measurement Period” shall have the meaning set forth in Section 6.10(c)(i).

“Board” shall have the meaning set forth in Section 3.1.

“Board Observer” shall have the meanings set forth in Section 3.16.

“Bonus EBITDA” shall have the meaning set forth Section 6.9(c)(i).

“Bonus Dispute Notice” shall have the meaning set forth in Section 6.9(d).

“Bonus Dispute Notification Period” shall have the meaning set forth in Section 6.9(d).

“Bonus Statement” shall have the meaning set forth in Section 6.9(d).

“Book Value” means the excess of the total assets of the Company over the total liabilities, each to be determined in accordance with GAAP, and excluding accumulated other comprehensive income related to any hedging instruments with respect to cattle inventory, consistent with the formula applied in the preparation of the Actual Member’s Equity Amount (as defined in the Purchase Agreement).

“Business” means the operation of beef cattle feedlots.

“Business Acquisition Right” shall have the meaning set forth in Section 12.3.

“Business Support Capital Contribution” shall have the meaning set forth in Section 5.2(a).

“Buyers” shall have the meaning set forth in the Purchase Agreement.

“Buyers Basis Amount”  shall have the meaning set forth in Section 6.10(b).

“Buyers Bonus Amount”  shall have the meaning set forth in Section 6.9(b).

“Capital Account”  shall have the meaning set forth in Section 5.5.

“Capital Call” shall have the meaning set forth in Section 5.2(b).

“Capital Call Notice” shall have the meaning set forth in Section 5.2(b).

“Capital Contributions”  means, with respect to any Member, the amount of money and the initial Gross Asset Value of any Property (other than money) contributed to the Company with respect to the Units in the Company held or purchased by such Member, including the amount of any Business Support Capital Contributions that are elected to be converted into Units pursuant to Section 5.2(d), the amount of any Additional Business Support Capital Contributions that are elected to be converted pursuant to Section 5.2(d), Voluntary Capital Contributions and any other additional Capital Contributions, as reflected in Schedule A.

“Charter” shall have the meaning set forth in the recitals.

“Claim” shall have the meaning set forth in Section 11.1.

“Closing Date” shall have the meaning set forth in the Purchase Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the preamble.

“Company Minimum Gain” has the same meaning as the term “partnership minimum gain” in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Competing Business Entity” shall have the meaning set forth in Section 12.3.

“Confidential Information” shall have the meaning set forth in Section 12.1.

“Contributing Member” shall have the meaning set forth in Section 5.2(b).

“Contribution Date” shall have the meaning set forth in Section 5.2(b).

“Controlling Interest” shall have the meaning set forth in Section 12.3(c).

“Counter Offer Notice” shall have the meaning set forth in Section 12.3(a).

“Covered Person”  shall have the meaning set forth in Section 3.14(a).

“Delaware Secretary of State” shall have the meaning set forth in the recitals.

“Depreciation” means, for each Allocation Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for U.S. federal income tax purposes with respect to an asset for such Allocation Year, except that (i) with respect to a Property the Gross Asset Value of which differs from its adjusted basis for U.S. federal income tax purposes and which difference is being eliminated by use of the “remedial allocation method” as defined in Regulations Section 1.704-3(d), Depreciation for such period shall be the amount of the book basis recovered for such period under the rules prescribed in Regulations Section 1.704-3(d)(2), and (ii) if the Gross Asset Value of an asset differs from its adjusted basis for U.S. federal income tax purposes at the beginning of such Allocation Year, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction allowable for such Allocation Year bears to such beginning adjusted tax basis, provided,  however, that if the adjusted basis for U.S. federal income tax purposes of an asset at the beginning of such Allocation Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board.

“Drag-Along Notice”  shall have the meaning set forth in Section 8.5(c).

“Drag-Along Transaction”  shall have the meaning set forth in Section 8.5(a).

“Drag-Along Transferee”  shall have the meaning set forth in Section 8.5(c).

“Dragging Member”  shall have the meaning set forth in Section 8.5(a).

“EBITDA” shall have the meaning set forth in Section 6.9(c)(ii).

“Effective Date” shall have the meaning set forth in the recitals.

“Election” shall have the meaning set forth in Section 2.4.

“Execution Date” shall have the meaning set forth in the preamble.

“Excess Cash Flow” shall have the meaning set forth in Section 6.1.

“Exercising Member” shall have the meaning set forth in Section 8.4(b).

“Exercise Notice” shall have the meaning set forth in Section 8.4(b).

“Exercise Period” shall have the meaning set forth in Section 8.4(b).

“Fiscal Year”  shall have the meaning set forth in Section 7.4.

“Fully Exercising Member” shall have the meaning set forth in Section 8.4(c).

“GAAP” means generally accepted accounting principles in effect in the United States of America from time to time.

“Green Plains” shall have the meaning set forth in the preamble.

“Green Plains Basis Amount” shall have the meaning set forth in Section 6.10(a).

“Green Plains Bonus Amount” shall have the meaning set forth in Section 6.9(a).

“Green Plains Manager” shall have the meaning set forth in Section 3.2(a).

“Gross Asset Value” means with respect to any asset, the asset’s adjusted basis for U.S. federal income tax purposes, except as follows:

(i) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Board;

(ii) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Board, as of the following times: (A) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Company to a Member of more than a de minimis amount of Property as consideration for an interest in the Company; (C) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); and (D) in connection with the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a partner capacity, or by a new Member acting in a partner capacity in anticipation of being a

Member; provided,  however, that adjustments pursuant to clauses (A), (B), and (D) above shall be made only if the Board reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(iii) The Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the Board; and

(iv) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to (A) Regulation Section 1.704-1(b)(2)(iv)(m) and (B) subparagraph (vi) of the definition of “Profits” and “Losses” or Section 6.3(c)(vii),  provided,  however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent the Board determines that an adjustment pursuant to subparagraph (ii) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (i), (ii), or (iv), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Profits and Losses.

“Indemnified Person”  shall have the meaning set forth in Section 11.1.

“Independent Accounting Firm” shall have the meaning set forth in the Purchase Agreement.

“Independent Manager” shall have the meaning set forth in Section 3.2(d).

“Initiating Member”  shall have the meaning set forth in Section 8.6(a).

“Interest Rate” shall have the meaning set forth in Section 5.2(c).

“Inventory Equity Capital Adjustment”  shall have the meaning set forth in the Purchase Agreement.

“Investor Managers”  shall have the meaning set forth in Section 3.2(a).

“Investor Members”  shall have the meaning set forth in the preamble.

“IRR” means the internal rate of return calculated using the XIRR function in Excel with the series of cash flows being those cash flows actually received by such Transferring Member and the dates corresponding with such cash flows.

“LIBOR” means the London Interbank Offered Rate or a comparable or successor rate which rate is approved by the Board; provided that (i) to the extent a comparable or successor rate is approved by the Board in connection with any rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Company, such approved rate shall be applied in a manner as otherwise reasonably determined by the Board.

“Liquidating Agent”  means the Person appointed by the Board to oversee the winding-up and liquidation of the Company in accordance with Article X.

“Lower Threshold of EBITDA”  shall have the meaning set forth in Section 6.9(c)(iii).

“Lower Threshold of Forecast Cattle Basis”  shall have the meaning set forth in Section 6.10(c)(iii).

“Manager” shall have the meaning set forth in Section 3.1.

“Maturity Date” shall have the meaning set forth in Section 5.2(c).

“Measurement Period” shall have the meaning set forth in Section 6.9(c)(iv).

“Member” shall have the meaning set forth in the preamble.

“Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” in Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” in Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Non-Contributing Member” shall have the meaning set forth in Section 5.2(b).

“Nonrecourse Deductions” has the meaning set forth in Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Regulations Section 1.704-2(b)(3).

“Non-Selling Member”  shall have the meaning set forth in Section 8.4(a).

“Officers”  shall have the meaning set forth in Section 3.13.

“Organizational Documents”  means (a) with respect to a corporation, the certificate or articles of incorporation and bylaws; (b) with respect to a limited liability company, the articles (or certificate) of formation and limited liability company agreement (or operating agreement) or other similar agreement; (c) with respect to any other entity, any charter or similar document adopted or filed in connection with the creation, formation or organization of such entity; and (d) any amendment to any of the foregoing.

“Other Members”  shall have the meaning set forth in Section 8.6(a).

“Percentage Interests” means a Member’s fractional interest in the income, gains, losses, deductions and expenses of the Company and is the percentage obtained by multiplying 100 by the quotient obtained by dividing (i) the total number of Units held by such Member by (ii) the aggregate number of outstanding Units.

“Permitted Transfer”  shall have the meaning set forth in Section 8.3.

“Permitted Transferee” shall have the meaning set forth in Section 8.3.

“Person” means any individual, entity, corporation, partnership, association, limited liability company, limited liability partnership, joint-stock company, trust or unincorporated organization.

“Prior LLC Agreement” shall have the meaning set forth in the recitals.

“Profits” and “Losses” mean, for each Allocation Year, an amount equal to the Company’s taxable income or loss for such Allocation Year, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments (without duplication):

(i) Any income of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss;

(ii) Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses,” shall be subtracted from such taxable income or loss;

(iii) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of “Gross Asset Value,” the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

(iv) Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;

(v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Allocation Year, computed in accordance with the definition of Depreciation;

(vi) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(vii) Notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 6.3(b) or (c) hereof shall not be taken into account in computing Profits or Losses.

The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Section 6.3(b) and (c) hereof shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) above.

“Property” means all real and personal property acquired by the Company, including cash, and any improvements thereto, and shall include both tangible and intangible property.

“Prohibited Conduct”  shall have the meaning set forth in Section 3.14(a).

“Proposed Sale” shall have the meaning set forth in Section 12.3(a).

“Proposed Sale Terms” shall have the meaning set forth in Section 12.3(a).

“Proposed Sale Exercise Period” shall have the meaning set forth in Section 12.3(a).

“Purchase Agreement” shall have the meaning set forth in the recitals.

“Regulations” means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations are amended from time to time.

“Regulatory Allocations” shall have the meaning set forth in Section 6.3(d).

“Remaining Units” shall have the meaning set forth in Section 8.4(c).

“Restricted Period” shall have the meaning set forth in Section 12.2.

“Restrictive Covenants” shall have the meaning set forth in Section 12.5.

“Right of First Purchase” shall have the meaning set forth in Section 8.4(a).

“Sale Notice”  shall have the meaning set forth in Section 8.6(a).

“Sale Acceptance Notice” shall have the meaning set forth in Section 12.3(a).

“Sale and Purchase Agreement” shall have the meaning set forth in Section 12.3(b).

“Secondary Purchase Right” shall have the meaning set forth in Section 8.4(c).

“Selling Member” shall have the meaning set forth in Section 8.4(a).

“Shared Services Agreement” means that certain Shared Services Agreement, by and between the Company and Green Plains, dated as of the Effective Date.

“Shortfall Amount” shall have the meaning set forth in Section 5.2(b).

“StepStone” shall mean StepStone Atlantic Fund, L.P., a Delaware limited partnership.

“Supermajority” shall have the meaning set forth in Section 3.10.

“Tax Distributions” shall have the meaning set forth in Section 6.2.

“TGAM” shall have the meaning set forth in the preamble.

“TGAM Manager” shall have the meaning set forth in Section 3.2(b).

“Threshold Purchase Price” shall have the meaning set forth in Section 8.5(a).

“Transfer”  shall have the meaning set forth in Section 8.2.

“Transfer Notice”  shall have the meaning set forth in Section 8.4(a).

“Transfer Units” shall have the meaning set forth in Section 8.4(a).

“Undersubscription Notice” shall have the meaning set forth in Section 8.4(c).

“Unit Transfer” shall have the meaning set forth in Section 8.4(e).

“Units”  shall have the meaning set forth in Section 4.1.

“Upper Threshold of EBITDA”  shall have the meaning set forth in Section 6.9(c).

“Upper Threshold of Forecast Cattle Basis”  shall have the meaning set forth in Section 6.10(c)(iv).

ARTICLE II
ORGANIZATIONAL MATTERS

2.1     Formation

The Company was formed on September 27, 2006 pursuant to the Delaware Limited Liability Company Act, as amended (the “Act”). To the fullest extent permitted by the Act, this Agreement shall control as to any conflict between this Agreement and the Act or as to any matter provided for in this Agreement that is also provided for in the Act.

2.2     Name

The name of the Company shall be “Green Plains Cattle Company LLC.” The Board in its sole discretion may change the name of the Company at any time and from time to time. Notification of any such change shall be given to all of the Members. The Company’s business may be conducted under its name and/or any other name or names deemed advisable by the Board.

2.3     Purpose

The Company has been formed for the purpose of engaging in any business for which a limited liability company may be formed pursuant to the Act.

2.4     Tax Classification

The Members acknowledge that pursuant to Regulation Section 301.7701-3, the Company shall be classified as a partnership for federal income tax purposes until the effective date of any election (“Election”) to change its classification on IRS Form 8832, Entity Classification Election. The Members agree that the Board shall have the authority to file and make the Election on behalf of the Company and each Member at such time as the Board determines in its sole discretion.

2.5     No State-Law Partnership

The Company’s classification as a partnership will apply only for federal (and, as appropriate, state and local) income tax purposes. This characterization does not create or imply a general partnership, limited partnership or joint venture among the Members for state law or any other purpose. Instead, the Members acknowledge the Company’s status as a limited liability company formed under the Act.

2.6     Registered Office and Agent; Principal Place of Business

The location of the registered office of the Company and the Company’s registered agent at such address shall be determined by the Board. The location of the principal place of business of the Company shall be 1811 Aksarben Drive, Omaha, Nebraska 68106 or at such location as the Board may from time to time select.

2.7     Term

The Company shall have perpetual existence; provided,  however, that the Company shall be dissolved upon the occurrence of an event set forth in Article X.

ARTICLE III
MANAGEMENT AND CONTROL OF THE COMPANY

3.1     Composition

 The management, control and operation of the business and affairs of the Company shall be vested exclusively in a Board of Managers (the “Board” and each individual sitting on the Board, a “Manager”), which is hereby authorized and empowered on behalf and in the name of the Company, subject to the terms of this Agreement, to carry out any and all of the purposes of the Company and to perform all acts and enter into and perform all contracts and other undertakings that it may in its sole discretion deem necessary, advisable, convenient or incidental thereto. Subject to the designation rights set forth in Section 3.2, the Board shall consist of the number of Managers as determined by the Board, which number may be increased or decreased by the Board from time to time; provided,  however, that the number may not be decreased below the number of Manager designees granted to the Members pursuant to Section 3.2 (unless adjusted in accordance with Section 3.6).

3.2     Initial Managers

The Board shall initially consist of five (5) Managers, to be designated as follows:

(a)Green Plains shall be entitled to designate two (2) Managers, or in the event the size of the Board is increased pursuant to Section 3.1, the number of Managers equal to two-fifths (2/5) of the Board, rounded up (each, a “Green Plains Manager” and collectively, the “Green Plains Managers”).

(b)TGAM shall be entitled to designate one (1) Manager, or in the event the size of the Board is increased pursuant to Section 3.1, the number of Managers equal to one-fifth (1/5) of the Board, rounded up (each, a “TGAM Manager” and collectively, the “TGAM Managers”). Notwithstanding the foregoing or anything contained in this Agreement to the contrary, in no event shall TGAM designate as a TGAM Manager any individual serving as a director on the Board of Directors of Green Plains.

(c)StepStone shall be entitled to designate one (1) Manager, or in the event the size of the Board is increased pursuant to Section 3.1, the number of Managers equal to one-fifth (1/5) of the Board, rounded up (each, an “Investor Manager” and collectively, the “Investor Managers”). Notwithstanding the foregoing or anything contained in this Agreement to the contrary, in no event shall StepStone designate as an Investor Manager any individual serving as a director on the Board of Directors of Green Plains.

(d)The remaining Manager (or Managers representing one-fifth (1/5) of the Board, in the event the size of the Board is increased pursuant to Section 3.1, rounded up) shall be an individual elected by the unanimous vote of the Green Plains Managers, the TGAM Managers and the Investor Managers (the “Independent Manager” and collectively, the “Independent Managers”).

(e)Notwithstanding any increase in the number of Managers pursuant to Section 3.1 or any decrease in the number of Managers pursuant to Section 3.6, in no event shall Green Plains have the right to designate a Supermajority (as defined below) of the Managers.

Each Manager shall serve in such capacity until such Manager’s death, disability, resignation in accordance with Section 3.4, or removal in accordance with Section 3.5. As of the Effective Date, the Board shall consist of the individuals listed on Schedule B hereto. The Board shall be the “manager” within the meaning of the Act.

3.3     Voting; Required Vote for Board Action

Each Manager shall have one vote. A majority of the Managers serving on the Board shall constitute a quorum for the transaction of business of the Board; provided, that at least one Green Plains Manager and one TGAM Manager are required to constitute a quorum for the transaction of any business of the Board (if there is at least one Green Plains Manager and one TGAM Manager on the Board at such time). At all times when the Board is conducting business at a meeting of the Board, a quorum of the Board must be present, whether in person or by teleconference, at such meeting. If a quorum shall not be present at any meeting of the Board, then the Managers present at the meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

3.4     Resignation

A Manager may resign at any time by giving written notice to the Board, to take effect upon receipt of that notice or at such later time specified in the notice. Unless otherwise specified in the notice, the acceptance of the resignation shall not be necessary to make it effective. The resignation of a Manager shall not affect any rights the Manager or any of its Affiliates may have under this Agreement or any other written agreement with the Company, and the resignation of a Manager shall not affect such Manager’s rights as a Member or constitute a withdrawal of such Manager as a Member.

3.5     Removal; Vacancies

Any Manager may be removed with or without cause only by consent of the Member entitled to designate such Manager in accordance with Section 3.2;  provided that the Independent Manager may be removed with or without cause by the unanimous vote of the Green Plains Managers, the TGAM Managers and the Investor Managers. For the avoidance of doubt, if a vacancy is created on the Board at any time by the death, disability, retirement, resignation or removal of any Manager, the Member that designated such Manager to serve on the Board shall have the sole and exclusive right to designate a replacement thereof by written notice to the Board. In the event that no Member is entitled to designate such replacement, then such vacancy shall be filled by the unanimous consent of the Board.

3.6     Removal of Board Seats

(a)If at any time Green Plains, individually or together with Green Plains’ Affiliates, owns less than 25% of the Units of the Company on a fully diluted basis, it shall lose the right to designate one Green Plains Manager as set forth in Section 3.2 and, at such time, the right to designate one (1) Manager shall be made by a vote of a majority-in-interest of the Members. If at any time Green Plains, individually or together with Green Plains’ Affiliates, owns less than 10% of the Units of the Company on a fully diluted basis, it shall lose the designation rights set forth in Section 3.2 and the number of Board members shall be adjusted downward by one (1) such that the Board consists of four (4) Managers.

(b)If at any time TGAM has less than $25,000,000 invested capital in its Capital Account, it shall lose the designation rights set forth in Section 3.2 and the number of Board members shall be adjusted downward.

(c)If at any time StepStone, individually or together with StepStone’s Affiliates, owns less than 50% of the number of the Units of the Company held by StepStone as of the Closing Date, it shall lose the designation right set forth in Section 3.2 and, at such time, the right to designate one (1) Manager shall be made by the Person acquiring StepStone’s interest, subject to the limitations set forth in Section 3.2(e).

3.7     Board Meetings

Regular meetings of the Board shall be held at such times and places as shall be designated from time to time by resolution of the Board, but which shall not be less than once per calendar quarter, on at least twenty-four (24) hours’ notice to each Manager. Special meetings of the Board may be called by any Manager on at least twenty-four (24)  hours’ notice to each other Manager, which notice must include appropriate dial-in information to permit each Manager to participate in such meeting by means of telephone conference. Such notice need not state the purpose or purposes of such meeting, except as may otherwise be required by law. Subject to Sections 3.10 and 3.11, at each meeting of the Managers at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the Managers present.

3.8     Action Without a Meeting

Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if the Managers having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Managers entitled to vote thereon were present and voted shall have executed a written consent with respect to such action taken in lieu of a meeting; provided,  however, that such action by written consent must be executed by at least one Green Plains Manager and one TGAM Manager (if there is at least one Green Plains Manager and one TGAM Manager on the Board at such time).

3.9     Duties and Obligations of the Board

(a)The Board shall cause the Company to conduct its business and operations separate and apart from that of any Member or any of their Affiliates, including, without limitation: (i) segregating Property and not allowing funds or other Property to be commingled with the funds or other assets of, held by, or registered in the name of any Member or any of their Affiliates; (ii) maintaining books and financial records of the Company separate from the books and financial records of any Member and their Affiliates, and observing all Company procedures and formalities, including, without limitation, maintaining minutes of meetings of the Members and acting on behalf of the Company only pursuant to due authorization; (iii) causing the Company to pay its liabilities from assets of the Company; and (iv) causing the Company to conduct its dealings with third parties in its own name and as a separate and independent entity.

(b)The Board shall take all actions that may be necessary or appropriate for: (i) the continuation of the Company’s valid existence as a limited liability company under the laws of the State of Delaware and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Members or to enable the Company to conduct the business in which it is engaged; and (ii) the accomplishment of the Company’s purposes in accordance with the provisions of this Agreement and applicable laws and regulations.

(c)Each Manager shall devote to the affairs of the Company such time as may be reasonably necessary to carry out his, her or its obligations hereunder.

(d)The Managers’ fiduciary duties of loyalty and care are expressly limited by the provisions set forth in Section 3.14,  Section 12.7 and Section 13.1 hereunder.

3.10     Certain Decisions Requiring the Approval of a Supermajority of the Board

Notwithstanding anything in this Agreement to the contrary, the following actions by the Board shall require the approval of four (4) of the five (5) Managers, or if the size of the Board is decreased to four (4) Managers, then three (3) of the four (4) Managers (a “Supermajority”):

(a)approving the annual budget prepared by the Chief Financial Officer of the Company and delivered to the Board at least one week prior to the first quarterly Board meeting of each fiscal year of the Company (each, an “Annual Budget”);

(b)repurchasing, creating, authorizing or issuing any Units or other equity interests in the Company (including any securities convertible into or exercisable or exchangeable for Units or equity interests in the Company), or registering any securities of the Company under the Securities Act or any public offering of securities;

(c)except as specified in an Annual Budget that has been approved in accordance with Section 3.10(a), entering into, modifying, amending or terminating, or agreeing to enter into, modify, amend or terminate any agreement, contract or other arrangement (or series of related arrangements) (A) not in the ordinary course of business (i.e., related to cattle or cattle feed) pursuant to which the Company or any of its subsidiaries would pay or receive, or reasonably expect to pay or receive, an aggregate amount in excess of $1,000,000, over the term of such agreement, contract or other arrangement or (B) which contains material restrictions on the operation of the business of the Company and its subsidiaries or their respective Affiliates;

(d)(i) entering into, materially amending or otherwise materially modifying a note, credit agreement, credit facility, letter of credit or other instrument of indebtedness for borrowed money; (ii) otherwise incurring indebtedness for borrowed money or agreeing to furnish a guarantee or other credit support; or (iii) except as specified in an Annual Budget that has been approved in accordance with Section 3.10(a), the purchase, redemption, cancellation, prepayment or other complete or partial discharge in advance of a scheduled payment or mandatory redemption date of any such obligation in any transaction or series of related transactions;

(e)liquidating, winding up or dissolving the Company;

(f)adopting a plan or proposal for a complete or partial liquidation, reorganization or recapitalization or commencement of any case, proceeding or action seeking relief under any laws relating to bankruptcy, insolvency, conservatorship or relief of debtors, or applying for or consenting to the appointment of a receiver, trustee, custodian, conservator or similar official, or filing an answer admitting the material allegations of a petition filed against the Company in any such proceeding, or making a general assignment for the benefit of creditors, or admitting in writing its inability or failing generally to pay its debts as they become due;

(g)adopting any employee compensation plan, employee benefit plan or welfare plan;

(h)appointing, electing or removing key employees or officers of the Company except for “Cause” (as such term is defined in such individual’s employment agreement), changing the compensation for such key employee or officer or entering into or amending any employment or severance agreement with such key employee or officer;

(i)adopting any new, or amending any existing, equity incentive plan or similar incentive arrangement;

(j)the granting of any Units, profits interests or similar incentive equity to any employee, manager, director or consultant of the Company pursuant to any equity incentive plan, phantom equity plan or similar equity arrangement of the Company, and the determination of the terms of such grant, including the dilutive effect of any such grant on the Members;

(k)consummating any consolidation, merger or other business combination, or other sale of a controlling interest in the Company;

(l)changing the Company’s independent public accountants;

(m)any elections, decisions or determinations with respect to taxes of the Company, including, without limitations, adopting any voluntary change in the tax classification for U.S. federal income tax purposes of the Company or any actions to be taken by the Partnership Representative pursuant to Section 7.1;

(n)commencing or settling any litigation, investigation, proceeding or governmental or regulatory action for an aggregate amount over $100,000;

(o)purchasing, selling, leasing, transferring, or otherwise acquiring or disposing of all or substantially all the equity interests and/or assets of the Company or any other Person in any transaction or series of related transactions;

(p)(i) selling any assets to a Member or its Affiliates (other than the Company or a subsidiary thereof) for less than fair market value (as reasonably determined by the Board), (ii) providing compensation to, or changing the compensation of, any Manager, other than reimbursement of expenses permitted in accordance with Section 3.12, or (iii) terminating or entering into or modifying any agreement or transaction with a Member, Manager or an Affiliate of a Member or Manager; provided,  however, the Shared Services Agreement may be amended (but not terminated) by a simple majority of the Board and, for the avoidance of doubt, termination of the Shared Services Agreement shall require approval by a Supermajority;

(q)approving any Business Support Capital Calls pursuant to Section 5.2 or Voluntary Capital Calls pursuant to Section 5.3;

(r)approving any Permitted Transfer pursuant to Section 8.3.

3.11     Certain Decisions Requiring the Unanimous Approval of the Board

Notwithstanding anything in this Agreement to the contrary, the following actions by the Company shall require the unanimous approval of the Board:

(a)changing the business of the Company or its purpose, or converting the Company to another type or form of business entity;

(b)forming any subsidiary of the Company;

(c)amending the rights, preferences or privileges conferred upon one or more classes of the Company’s equity interests, including conversion of any equity interests into preferred interests;

(d)amending, modifying or waiving any provision of the Charter or this Agreement (provided, that any such action shall also require any additional approval required pursuant to Section 13.2); and

(e)the making of any announcement or public release of information about the Company or the Members, unless required by applicable law or regulation.

3.12     Compensation of Managers

Unless approved by the Board in accordance with Section 3.10(p), the Managers shall not be entitled to compensation for serving on the Board; provided, however, that the Green Plains Manager designated as the Chairman of the Board shall be entitled to receive annual compensation of $120,000 per year that such Green Plains Manager serves as Chairman of the Board (or such pro rata portion of the $120,000 if less than a year) and the second Green Plains Manager shall be entitled to receive annual compensation of $50,000 per year that such Green Plains Manager serves on the Board (or such pro rata portion of the $50,000 if less than a year); provided further, that the TGAM Manager and the Investor Manager shall each be entitled to receive annual compensation of $50,000 per year that such TGAM Manager or Investor Manager serves on the Board (or such pro rata portion of the $50,000 if less than a year) and the Independent Manager shall be entitled to receive annual compensation in an amount as determined by a simple majority of the Board per year that such Independent Manager serves on the Board (or such pro rata portion of such amount if less than a year). Managers may be paid their reasonable out-of-pocket expenses, if any, for attendance at each meeting of the Board. Nothing contained in this Agreement shall be construed to preclude a Manager from serving the Company in any other capacity and receiving compensation from the Company for such service.

3.13     Officers

The Company may have such officers (the “Officers”) as the Board in its discretion may appoint. The Board may remove any Officer with or without cause at any time; provided,  however, that such removal shall be without prejudice to the contractual rights, if any, of the Officer so removed. Election or appointment of an Officer shall not of itself create contractual rights. Any such Officers may, subject to the general direction of the Board, have responsibility for the management of the normal and customary day-to-day operations of the Company, and act as “agents” of the Company in carrying out such activities. The Officers shall be compensated as determined by the Board. Any Officer may resign at any time. Such resignation shall be in writing and shall take effect at the time specified therein or, if no time is specified, at the time of its receipt by the Board. The acceptance of a resignation shall not be necessary to make it effective unless expressly so provided in the resignation. The Officers of the Company, in the performance of their duties as such, shall owe to the Company duties of loyalty and due care of the type owed by the officers of a corporation to such corporation and its stockholders under the laws of the state of Delaware, subject to the limitations set forth in Section 3.14,  Section 12.7 and Section 13.1.

3.14     Liability of the Managers and Officers

(a)General. No Manager, Officer or their respective Affiliates (other than the Company), and the members, shareholders, controlling Persons, officers, directors, partners, employees, consultants, attorneys and agents of such Manager, Officer or its respective Affiliates (other than the Company) (each, a “Covered Person” and collectively, the “Covered Persons”), shall be liable to the Company or any Member for any act or omission taken or suffered by such Covered Person in good faith and in the reasonable belief that such act or omission is in or is not contrary to the best interests of the Company and, if applicable, is within the scope of authority granted to such Covered Person by this Agreement; provided that such act or omission does not constitute grossly negligent or reckless conduct, intentional misconduct, a knowing violation of law or, if applicable, a willful breach of fiduciary duty, by such Covered Person (such conduct, “Prohibited Conduct”). No Member shall be liable to the Company or any Member for any action taken by any other Member. To the extent that, at law or in equity, a Covered Person has duties and liabilities relating thereto to the Company or to the Members, such Covered Person shall not be liable to the Company or any Member for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they expressly restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Members to replace, to the extent permitted by law, such other duties and liabilities of such Covered Person.

(b)Reliance. A Covered Person shall incur no liability in acting upon any signature or writing reasonably believed by such Covered Person to be genuine, may rely on a certificate signed by an executive officer of any Person in order to ascertain any fact with respect to such Person or within such Person’s knowledge, and may rely on an opinion of counsel selected by such Covered Person with respect to legal matters. Each Covered Person may act directly or through its agents or attorneys. Each Covered Person may rely on information, opinions, reports, or statements, including financial statements and other financial data, if prepared or presented by (i) one or more Members, Managers or employees of the Company whom the Covered Person reasonably believes to be reliable and competent in the matters presented or (ii) legal counsel, public accountants, or other Persons as to matters the Covered Person reasonably believes are within the Persons’ professional or expert competence, and the Covered Person shall not be liable for anything done, suffered or omitted in good faith and within the scope of this Agreement in reasonable reliance upon the advice of any of such Persons. No Covered Person shall be liable to the Company or any Member for any error of judgment made in good faith by such Covered Person or its officers or directors; provided that such error does not constitute Prohibited Conduct. Except as otherwise provided in this Section 3.14(b), no Covered Person shall be liable to the Company or any Member for any mistake of fact or judgment by such Covered Person in conducting the affairs of the Company or otherwise acting in respect of and within the scope of this Agreement; provided that such mistake does not constitute Prohibited Conduct.

(c)No Liability for Return of Capital Contributions. No Covered Person shall be liable for the return of any Capital Contributions or Capital Account of any Member, and such return shall be made solely from available Company assets, if any, and each Member hereby waives any and all claims it may have against each Covered Person in this regard.

3.15    Reliance by Third Parties

In dealing with the Managers and the duly appointed Officers of the Company, no Person shall be required to inquire as to the Managers’ or any Officer’s authority to bind the Company.

3.16    Board Observers

For so long as Green Plains or TGAM, as applicable, holds Units each shall have the right to designate one natural Person as a Board observer (each a “Board Observer”). The Board Observer will have the right as a non-voting observer to attend in person or join telephonically, each meeting of the Board and any committee thereof; provided, the Board Observer shall not disclose to any Person any confidential information disclosed at any meeting of the Board or committee thereof or contained in any material received by the Board Observer in connection with any Board materials or meeting of the Board or such committee and provided further that the Board Observer may be excluded from any meeting (or portion thereof) where such exclusion is require to retain attorney-client privilege or any similar evidentiary privilege. The Board shall provide the Board Observer copies of all notices, minutes, consents and other materials that it provides to the Managers at the same time and in the same manner as provided such Managers; provided that the Board Observer shall not be provided with any materials where provision of such materials would cause a waiver of attorney-client privilege or any similar evidentiary privilege. Green Plains or TGAM, as applicable, may remove their respective designated Board Observer, and the Board Observer may resign, at any time with or without cause upon notice to the Company. In the event of a vacancy, Green Plains or TGAM may designate a new Board Observer by notice to the Board.

ARTICLE IV
THE MEMBERS

4.1     Members

The Members shall be listed on Schedule A hereto, as maintained by the Board and from time to time amended and supplemented in accordance with this Agreement. Each Member’s membership interest in the Company shall be represented by “Units.” Subject to Section 4.7, the Board may admit new members from time to time so long as such new members execute a counterpart signature page or joinder to this Agreement. The Board may update Schedule A attached hereto to reflect any changes in membership. Other than as expressly permitted pursuant to this Agreement, no Member shall have the right to resign or withdraw from the Company.

4.2     Members Are Not Agents

Pursuant to Article III, the management of the Company is vested in the Board. No Member, with the exception of a Member that is a Manager, shall have any power to participate in the management of the Company except as expressly authorized by this Agreement or the Charter. With the exception of a Member that is a Manager, no Member, acting solely in the capacity of a Member, is an agent of the Company nor does any Member, unless expressly and duly authorized in writing to do so by the Board, have any power or authority to (a) bind or act on behalf of the Company in any way, (b) pledge its credit, (c) execute an instrument on its behalf, or (d) render it liable for any purpose.

4.3     Voting Rights

No Member, with the exception of a Member that is a Manager, has any voting rights except with respect to those matters specifically reserved for a Member vote as set forth in this Agreement and as required in the Act.

4.4     Meetings of the Members

(a)Meetings of the Members may be called at any time by the Board.

(b)Each meeting of the Members shall be called with at least seven (7) days but not more than thirty (30) days’ advance written notice, specifying the agenda for the meeting. Such notice may be waived by a Member at any time, and will be deemed to have been waived if the Member participates in the meeting. Meetings may also be held telephonically whereby each of the Members can hear each of the other Members. The Board shall establish all other provisions relating to meetings of Members, including the time, place or purpose of any meeting at which any matter is to be voted on by any Members, voting in person or by proxy or any other matter with respect to the exercise of any such right to vote. Action by the Members may also be taken by written consent of the Members having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting, but in no event by a vote of less than a majority-in-interest of the Members. The Company’s Secretary or such other officer designated by the Board shall be responsible for taking minutes of the Member meetings and safekeeping them on behalf of the Company.

4.5     Limitation of Liability

 To the fullest extent permitted by law, no Member shall be liable for any action taken as a Member, or for any failure to take any action. It is the intent of the parties to this Agreement to limit, to the fullest extent permitted by law, the duties of each Member to the Company and to the other Members (including fiduciary duties), and the parties to this Agreement hereby agree that, except as specifically set forth in this Agreement, to the fullest extent permitted by law, each Member shall not owe any duty (fiduciary or otherwise) to the Company or the other Members. No Member shall be liable under a judgment, decree, or order of a court, or in any other manner, for the debts or any other obligations or liabilities of the Company. A Member shall be liable only to make its Capital Contributions and shall not be required to restore a deficit balance in its Capital Account or to lend any funds to the Company, other than Business Support Capital Contributions pursuant to Section 5.2, or after its Capital Contributions have been made, to make any additional contributions, assessments, or payments to the Company; provided, that a Member may be required to repay distributions made to it in violation of this Agreement or the Act as provided in Section 18-607(b) of the Act; and provided, further, that a Member may incur certain indemnification obligations as set forth in Article XI.

4.6     Transactions Between a Member and the Company

 Except as otherwise provided by applicable law, any Member may, but shall not be obligated to, lend money to the Company, act as surety for the Company and transact other business with the Company, and shall have the same rights and obligations when transacting business with the Company as a Person who is not a Member; provided, that the terms of any such transaction shall be comparable to those negotiated by unrelated parties on an arm’s-length basis and approved by the Board in accordance with Section 3.10. A Member, any Affiliate thereof, or an employee, stockholder, agent, director, manager, member, or officer of a Member or any Affiliate thereof, may also be an employee or be retained as an agent of the Company. Notwithstanding anything to the contrary, the existence of these relationships and acting in such capacities will not result in the Member being deemed to be participating in the control of the business of the Company or otherwise affect the limited liability of the Member.

4.7     Additional Members

Subject to compliance with the terms and conditions of this Agreement, the Company is authorized to admit any Person(s) as an additional Member(s) of the Company in connection with any issuance or Transfer in compliance with the terms of this Agreement (each, an “Additional Member” and collectively, the “Additional Members”). In accordance with the foregoing, the Board may issue (a) Units or other interests in the Company to an Additional Member in exchange for cash, property or services or any combination thereof, and (b) Units or other interests in the Company with rights and terms superior to the existing Units and interests in the Company; provided, in each of clause (a) and (b), such action is taken in accordance with Section 3.10 or as otherwise permitted under Article VIII, and the Members hereby consent and agree to any amendment to this Agreement to reflect such issuance and the admission of an Additional Member in accordance with the terms of this Agreement. Each such Person shall be admitted as an Additional Member at the time such Person (a) executes a signature page or joinder agreement (in a form reasonably acceptable to the Board) agreeing to be bound by this Agreement, and (b) is designated as a Member on the books of the Company.

ARTICLE V
CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS

5.1     Capital Contributions

  Schedule A reflects the Capital Contributions to the Company by the Members as of the Effective Date.  Schedule A shall be amended from time to time to reflect any additional Capital Contributions to the Company by the Members or any Additional Members of the Company after the Effective Date, and any issuances of Units of the Company in respect thereof. Except as set forth in Section 5.2, no Member shall be required to contribute additional capital to the Company in excess of such Member’s Capital Contribution as shown on Schedule A.

5.2     Business Support Capital Contributions

(a)Without in any way limiting the authority of the Company to borrow funds from any Person, in the event that the Board determines in accordance with Section 3.10 that there is a need for additional Capital Contributions because the Excess Cash Flow is insufficient to enable the Company to fund (i) margin calls or other liabilities associated with the Company’s hedge, future or forward contracts, or any financial derivative contracts or (ii) costs or improvements necessary to operate or maintain the Business or assets of the Company in accordance with prudent industry practices or to comply with applicable legal requirements, then the Company shall request additional capital from the Members (a “Business Support Capital Contribution”) in accordance with this Section 5.2.

(b)Promptly following the determination of the Board in accordance with Section 3.10 that a Business Support Capital Contribution is required (a “Capital Call”), the Board shall issue a written notice of the Capital Call (a “Capital Call Notice”) to the Members specifying (i) that a Business Support Capital Contribution is needed, (ii) the amount of each Member’s pro rata share (based on its respective Percentage Interests) of the Business Support Capital Contribution, (iii) the purpose for which the Business Support Capital Contribution will be used and (iv) the date on which such Business Support Capital Contribution is due (the “Contribution Date”), which shall be not less than twenty-one (21) days from the Member’s receipt of the of the Capital Call Notice. Each Member may elect, but has no obligation, to make any Capital Contribution. If a Member (a “Non-Contributing Member”) fails to make any Business Support Capital Contribution in accordance with this Agreement in full on or before the Contribution Date, the other Members (each a “Contributing Member”) shall have the right, but not the obligation, to (i) lend the Company an amount equal to some or all of the Non-Contributing Member’s unpaid portion of the required Business Support Capital Contribution set forth in the Capital Call Notice (the “Shortfall Amount” and the portion of the Shortfall Amount a Contributing Member elects to contribute, if any, the “Additional Business Support Capital Contribution”). The election by a Contributing Member shall be made by written notice to the other Members within five (5) days after the Contribution Date. If a Contributing Member elects to make an Additional Business Support Capital Contribution, but fails to timely make such Additional Capital Contribution hereunder, the other Contributing Members, if any, shall have the right, but not the obligation, to lend the Company an amount equal to some or all of such non-contributing Contributing Member’s unpaid portion of the Additional Business Support Capital Contribution.

(c)Each Business Support Capital Contribution (including any Additional Business Support Capital Contribution) shall be deemed a bridge loan to the Company and shall mature six (6) months from the Contribution Date (“Maturity Date”) and accrue interest quarterly at a rate equal to the greater of LIBOR plus 800 or 15.0% per annum (the “Interest Rate”) from the Contribution Date to the Maturity Date. Interest shall be paid automatically by having the outstanding principal amount of the Business Support Capital Contribution (including any Additional Business Support Capital Contribution) increase by the amount of accrued but unpaid interests on the first day of each quarter.

(d)If the amount of the Business Support Capital Contribution (including any Additional Business Support Capital Contribution) is not repaid in full by the Company to the Contributing Members by the Maturity Date, each Contributing Member shall elect, in a written notice to the Company, within fifteen (15) business days from the Maturity Date, to either (i) have the Company issue such Contributing Member a subordinated promissory note in the principal amount of the unpaid Business Support Capital Contribution (including any Additional Business Support Capital Contribution and including all accrued but unpaid interest) for such Contributing Member (the “Promissory Note”) or (ii) convert the unpaid amount of the Business Support Capital Contribution (including any Additional Business Support Capital Contribution and all accrued but unpaid interest) into Units at a price per Unit equal to the Book Value (as defined in the Purchase Agreement) less five percent (5%). In the event the Contributing Member elects to receive a Promissory Note, the Note shall accrue interest at the Interest Rate and the maturity date for the Promissory Note shall be six (6) months following the maturity of the Company’s Credit Agreement (as defined in the Purchase Agreement). In the event the Company wish to prepay the Promissory Note, in whole or in part, such prepayment shall be subject to a two percent (2%) penalty. The Company shall be required to repay all outstanding Business Support Capital Contributions (including any Additional Business Support Capital Contributions and all accrued but unpaid interest) as promptly as practicable ensuring compliance with any loan agreement, instrument or other agreement to which the Company is subject or by which it is bound.

5.3     Voluntary Capital Calls for Specific Transactions

To the extent the Company requires additional capital to fund specific transactions as may be approved by the Board from time to time or the Board otherwise approves by a Supermajority, the authorization or issuance of additional Units or equity interests in the Company (each a “Voluntary Capital Contributions”), each Member may make a pro rata Capital Contribution according to their Percentage Interest in the Company, which shall be added to their Capital Account; provided,  however, that no Member shall have any obligation to make any such Voluntary Capital Contribution. Upon consummation of the transaction, such participating Members shall be issued additional Units in the Company, and their Percentage Interests shall be adjusted accordingly, which issuance of additional Units and adjustment to their Percentage Interests shall be determined consistent with the methodology set forth in Schedule C. If the transaction does not close, the Voluntary Capital Contributions shall be returned to the Members. In the event a Member does not make their pro rata Voluntary Capital Contribution for such transaction, such Member’s Percentage Interest shall be appropriately adjusted to reflect the Percentage Interests of all Members (participating and non-participating)

following the consummation of such transaction consistent with the methodology set forth in Schedule C.

5.4     Status of Capital Contributions

Except as approved by the Board: (a) no part of the contributions of any Member to the capital of the Company may be withdrawn by any Member; (b) no Member shall be entitled to receive interest on such Member’s contributions to the capital of the Company; (c) no Member contributing cash to the Company shall have the right to demand or receive property other than cash in return for such Member’s contribution to the Company; and (d) no Member shall be entitled to contribute additional capital to the Company in excess of such Member’s Capital Contribution as shown on Schedule A except as otherwise set forth in this Agreement.

5.5     Capital Accounts

(a)There shall be established on the books and records of the Company a capital account (“Capital Account”) for each Member in accordance with Regulations Section 1.704-1(b)(2)(iv) and in accordance with the following provisions:

(i)To each Member’s Capital Account there shall be credited (A) such Member’s Capital Contributions, (B) such Member’s distributive share of Profits and any items in the nature of income or gain that are specially allocated pursuant to Section 6.3(b) or (c) hereof, and (C) the amount of any Company liabilities assumed by such Member or that are secured by any Property distributed to such Member.

(ii)To each Member’s Capital Account there shall be debited (A) the amount of money and the Gross Asset Value of any property distributed to such Member pursuant to any provision of this Agreement, (B) such Member’s distributive share of Losses and any items in the nature of expenses or losses that are specially allocated pursuant to Section 6.3(b) or (c) hereof, and (C) the amount of any liabilities of such Member assumed by the Company or that are secured by any Property contributed by such Member to the Company.

(b)In the event Units are Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Units.

(c)In determining the amount of any liability for purposes of Section 5.5(a)(i) and (ii) above there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and Regulations.

(d)The foregoing provisions of this Section 5.5 and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulation Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Board determines that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities that are secured by contributed or distributed property or that are assumed by the Company or any Members), the Board may make such modification, provided that it is not likely to have a material effect on the amounts distributed to any Person pursuant to Section 10.1 hereof upon the dissolution of the Company. The Board also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q) and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

5.6     New Units

For avoidance of doubt, notwithstanding anything to the contrary in this Agreement, the Company may only issue new Units or other equity interests in the Company subject to approval by a Supermajority in accordance with the terms set forth in Section 5.2 and 5.3.

ARTICLE VI
DISTRIBUTIONS AND ALLOCATIONS

6.1     Excess Cash Flow Distributions

Subject to the prior payment of Tax Distributions pursuant to Section 6.2 and compliance with any loan agreement, instrument or other agreement to which the Company is subject or by which it is bound, the Company shall distribute 95% of any Excess Cash Flow as follows:

(a)if there is a Green Plains Bonus Amount and/or Green Plains Basis Amount, Green Plains shall be entitled to receive from the Company, prior to any distribution to the other members of the Company, an amount equal to the Green Plains Bonus Amount and/or Green Plains Basis Amount at such time as the Company declares and pays a distribution pursuant to this Section 6.1;

(b)if there is a Buyer Bonus Amount or Buyer Basis Amount, the Buyers shall be entitled to receive from the Company, prior to any distribution to the other members of the Company, an amount equal to the Buyers Bonus Amount and/or Buyer Basis Amount at such time as the Company declares and pays a distribution pursuant to this Section 6.1;

(c)upon satisfaction of Section 6.1(a) and Section 6.1(b), as applicable, the Company shall distribute any remaining Excess Cash Flow (i) first to the Members, pro rata in accordance with unreturned Capital Contributions, until each Member has received pursuant to this Section 6.1(c) an aggregate amount equal to the aggregate amount of the Capital Contributions made by such Member in respect of its Units and (ii) second, to all Members on a pro rata, pari passu basis based on their respective Percentage Interests in the Company.

Such distributions shall be made within sixty (60) days after the end of each calendar quarter. For purposes of this section, “Excess Cash Flow” shall mean EBITDA less mandatory senior debt amortization, cash interest, planned maintenance capital expenditures, Tax Distributions and other capital expenditures approved by the Board.

6.2     Tax Distributions

Prior to making any distributions under Section 6.1, the Board shall use its best efforts to cause the Company to make quarterly cash distributions (each, a “Tax Distribution”) no later than fifteen (15) days prior to the quarterly payment deadline for U.S. federal income taxes for corporations (with the first Tax Distribution after the Effective Date to occur no later than November 30, 2019). The Tax Distribution to each Member shall be in an amount equal to the excess of (a) the Assumed Tax Rate multiplied by the taxable income allocated (or estimated to be allocated) by the Company to such Member in respect of such Fiscal Year (excluding, for the avoidance of doubt, any income allocated as a result of any guaranteed payments in respect of services, and determined by taking into account any taxable losses or deductions from prior periods allocated to such Member (or such Member’s predecessor in interest) to the extent not taken into account as a reduction in taxable income hereunder in prior periods) and determined without taking into account any special basis adjustment with respect to such Member pursuant to Section 743(b) of the Code or special allocations under Section 704(c) of the Code) over (b) the sum (with duplication) of all other amounts previously distributed to such Member in the Fiscal Year in which the taxable income arose (excluding distributions made to the Members constituting a return of capital) and any Tax Distributions previously made to such Member for all periods. If the aggregate Tax Distributions made to a Member in respect to any Fiscal Year based on estimated allocations of taxable income is greater or lesser than the Tax Distributions due to such Member for such Fiscal Year pursuant to this provision, as finally determined, appropriate adjustments shall be made to the amounts of the next subsequent Tax Distributions due to such Member or, if necessary, distributions due to such Member pursuant to Section 6.1. The amount distributed to a Member pursuant to this Section 6.2 shall be treated as an advance against future distributions payable to such Member pursuant to (or by reason of) Section 6.1.

6.3     Allocations of Profits and Losses

(a)After taking into account the special allocations set forth in Section 6.3(c), and subject to Section 6.3(b), the Profits and Losses for each Allocation Year shall be allocated among the Members in proportion to their respective Percentage Interests.

(b)To the extent that any allocation of Losses would cause or increase a deficit balance in a Member’s Adjusted Capital Account, such portions of such Losses instead shall be reallocated to the other Members with positive Adjusted Capital Account balances pro rata until their Adjusted Capital Accounts are reduced to zero, and any remaining Losses shall be allocated to each Member in accordance with Section 6.3(a) of this Agreement notwithstanding this Section 6.3(b).

(c)The following special allocations shall be made in the following order:

(i)Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding any other provision of this Section 6.3, if there is a net decrease in Company Minimum Gain during any Allocation Year, each Member shall be specially allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and

1.704-2(j)(2). This Section 6.3(c)(i) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii)Member Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Section 6.3, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Allocation Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 6.3(c)(ii) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii)Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), Section 1.704-1(b)(2)(ii)(d)(5), or Section 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, any deficit in a Member’s Adjusted Capital Account as quickly as possible, provided that an allocation pursuant to this Section 6.3(c)(iii) shall be made only if and to the extent that the Member would have a deficit in the Member’s Adjusted Capital Account after all other allocations provided for in this Section 6.3 have been tentatively made as if this Section 6.3(c)(iii) were not in this Agreement.

(iv)Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Allocation Year that is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 6.3(c)(iv) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 6.3 have been made as if Section 6.3(c)(iii) and (iv) were not in this Agreement.

(v)Nonrecourse Deductions. Nonrecourse Deductions for any Allocation Year shall be specially allocated to the Members in proportion to the number of Units held by such Member or in accordance with such Member’s interest in the Company, as reasonably determined by the Board.

(vi)Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Allocation Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

(vii)Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset, pursuant to Code Section 734(b) or Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(d)The allocations set forth in Section 6.3(c) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 6.3(d). Therefore, notwithstanding any other provision of this Section 6.3 (other than the Regulatory Allocations), the Board shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all Company items were allocated pursuant to Section 6.3(a). In exercising its discretion under this Section 6.3(d), the Board shall take into account future Regulatory Allocations under Sections 6.3(c)(i) and (ii) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 6.3(c)(v) and (vi).

6.4     Income Tax Allocations

(a)Each item of income, gain, loss or deduction recognized by the Company shall be allocated among the Members for U.S. federal, state and local income tax purposes in the same manner that each such item is allocated for book purposes under Section 6.3. All matters concerning allocations for U.S. federal, state and local and non-U.S. income tax purposes, including accounting procedures, not expressly provided for by the terms of this Agreement shall be determined by the Board.

(b)In accordance with Section 704(c) of the Code and the Regulations thereunder, income, gain, loss and deduction with respect to any Property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such Property to the Company for U.S. federal income tax purposes and its initial Gross Asset Value, using the “traditional method with curative allocations” under Regulation Section 1.704-3(c). In the event the Gross Asset Value of any Company asset is adjusted pursuant to this Agreement, subsequent allocations of income, gain, loss and deduction with respect to such Company asset shall take account of any variation between the adjusted basis of such Company asset for U.S. federal income tax purposes and its Gross Asset Value in the same manner of under Section 704(c) of the Code and the Regulations hereunder, using the “traditional method with curative allocations” under Regulation Section 1.704-3(c).

(c)The Members recognize that there may be a difference between the Book Value of a Company asset and the asset’s adjusted tax basis at the time of the property’s contribution or revaluation pursuant to this Agreement. In such a case, all items of tax depreciation, cost recovery, amortization, and gain or loss with respect to such asset shall be allocated among the Members to take into account the disparities between the Book Values and the adjusted tax basis with respect to such properties in accordance with the provisions of Sections 704(b) and 704(c) of the Code and the Regulations under those sections as determined by the Board; provided that, the “traditional method with curative allocations” under Regulation Section 1.704-3(c) shall be used to eliminate the disparity between the Book Values and the adjusted tax basis in the assets treated as owned by the Company.

(d)Without altering the overall amount of Profits or gross income allocable to any Member, Profits or gross income taxable as ordinary income under Sections 1245 and 1250 of the Code, or similar provisions of the Code (the “Depreciation Recapture”), shall, to the extent possible, be allocated to those Members to whom allowances for depreciation or amortization giving rise to Depreciation Recapture were allocated.

6.5     Compliance with the Act

 Notwithstanding any other provision of this Agreement, distributions shall be made only in compliance with the Act.

6.6     Final Distribution

The final distributions following dissolution of the Company shall be made in accordance with the provisions of Article X.

6.7     Negative Capital Accounts

 No Member shall have any liability or obligation to the Company, the other Members or any creditor of the Company to restore at any time any deficit balance in such Member’s Capital Account.

6.8   No Withdrawal of Capital

 Except as otherwise expressly provided herein, no Member shall have the right to withdraw capital from the Company or to receive any distribution of or return on or of such Member’s Capital Contributions

6.9First Year Special Allocation

(a)First Year Special Gross Income Allocation to Green Plains. Notwithstanding Section 6.3(a), with respect to the tax year(s) in which any Green Plains Bonus Amount is distributed, Green Plains shall be allocated gross income in an amount (the “Green Plains Bonus

Amount”) equal to fifty percent (50%) of the excess (if any) of the Bonus EBITDA over the Upper Threshold of EBITDA; provided,  however, that in no event shall the Green Plains Bonus Amount exceed $2,000,000.

(b)First Year Special Gross Income Allocation to Buyers. Notwithstanding Section 6.3(a), with respect to the tax year(s) in which any Buyers Bonus Amount is distributed, Buyer shall be allocated gross income in an amount (the “Buyers Bonus Amount”) equal to fifty percent (50%) of the excess (if any) of the Lower Threshold of EBITDA over the Bonus EBITDA; provided,  however, that in no event shall the Buyers Bonus Amount exceed $2,000,000.

(c)Bonus-Related Definitions.

(i)“Bonus EBITDA” means the Company’s cumulative monthly EBITDA during the Measurement Period as finally determined pursuant to this Section 6.9.

(ii)“EBITDA” means, for any period, an amount equal to the sum of net income plus, without duplication, to the extent it reduced net income, (i) interest charges from Indebtedness (as defined in the Purchase Agreement), (ii) income tax expenses, and (iii) depreciation and amortization of tangible and intangible assets. All amounts used to calculate EBITDA shall be consistent with the Company’s past practices and, to the extent applicable, be in accordance with GAAP.

(iii)“Lower Threshold of EBITDA” means an amount equal to $44,000,000.

(iv)“Measurement Period” means twelve (12) month period beginning on September 1, 2019.

(v)“Upper Threshold of EBITDA” means an amount equal to $52,000,000.

An illustrative example of the calculation of the bonus contemplated pursuant to this Section 6.9 is attached hereto as Schedule D.

(d)Bonus Statement. Within twenty (20) business days following the end of the Measurement Period, the Buyers shall prepare and deliver, or cause to be prepared and delivered, to Green Plains, a written statement setting forth the Buyers’ calculation of the Bonus EBITDA, prepared in accordance with GAAP and the formula set forth in Schedule D (the “Bonus Statement”). Unless Green Plains notifies the Buyers in writing (the “Bonus Dispute Notice”) within fifteen (15) business days after receipt by Green Plains of the Bonus Statement (the “Bonus Dispute Notification Period”) of any objections thereto (specifying in reasonable detail the objections thereto together with the basis for such dispute), such Bonus Statement shall be final and binding for all purposes. If Green Plains timely notifies the Buyers of any such objection, the Buyers and Green Plains shall attempt in good faith to reach an agreement as to the matter in dispute. If the Buyers and Green Plains shall have failed to resolve any such dispute within ten (10) business days after receipt of timely notice of such objection (or such longer period mutually agreed to by the Buyers and Green Plains), then such dispute matter shall be submitted to and determined by the Independent Accounting Firm subject to the procedures and provisions of

Section 2.4 of the Purchase Agreement, and the Independent Accounting Firm will be instructed to determine the amounts in dispute within twenty (20) business days after such referral.

6.10Basis Allocation

(a)Basis Allocation to Green Plains. Notwithstanding Section 6.3(a), with respect to the tax year(s) in which any Green Plains Basis Amount is distributed, in the event the Bonus EBITDA is greater than $56,000,000, Green Plains shall be allocated gross income in an amount (the “Green Plains Basis Amount”) equal to the excess of Actual Cattle Basis over the Upper Threshold of Forecast Cattle Basis; provided,  however, that in no event shall the Green Plains Basis Amount exceed $5,000,000.

(b)Basis Allocation to Buyers. Notwithstanding Section 6.3(a), with respect to the tax year(s) in which any Buyers Basis Amount is distributed, in the event the Bonus EBITDA is less than $40,000,000 Buyers shall be allocated gross income in an amount (the “Buyers Basis Amount”) equal to the excess of Lower Threshold of Cattle Basis over the Actual Cattle Basis; provided,  however, that in no event shall the Buyer Basis Amount exceed $5,000,000.

(c)Basis Allocation-Related Definitions.

(i)“Basis Measurement Period” means the six (6) month period beginning on September 1, 2019.

(ii)“Actual Cattle Basis” shall mean the Company’s cattle basis profit or loss during the Basis Measurement Period.

(iii)“Lower Threshold of Forecast Cattle Basis” means an amount equal to eighty five percent (85%) of the Company’s forecast cattle basis profit or loss.

(iv)“Upper Threshold of Forecast Cattle Basis” means an amount equal to one hundred fifteen percent (115%) of the Company’s forecast cattle basis profit or loss.

An illustrative example of the calculation of the basis allocation contemplated pursuant to this Section 6.10 is attached hereto as Schedule E.

(d)Basis Allocation Statement. Within twenty (20) business days following the end of the Basis Measurement Period, the Buyers shall prepare and deliver, or cause to be prepared and delivered, to Green Plains, a written statement setting forth the Buyers’ calculation of the Actual Cattle Basis, prepared in accordance with the formula set forth in Schedule E (the “Basis Earnout Statement”). Unless Green Plains notifies the Buyers in writing (the “Basis Earnout Dispute Notice”) within fifteen (15) business days after receipt by Green Plains of the Basis Earnout Statement (the “Basis Earnout Dispute Notification Period”) of any objections thereto (specifying in reasonable detail the objections thereto together with the basis for such dispute), such Basis Earnout Statement shall be final and binding for all purposes. If Green Plains timely notifies the Buyers of any such objection, the Buyers and Green Plains shall attempt in good faith to reach an agreement as to the matter in dispute. If the Buyers and Green Plains shall have failed to resolve any such dispute within ten (10) business days after receipt of timely notice of such objection (or such longer period mutually agreed to by the Buyers and Green Plains), then such dispute matter shall be submitted to and determined by the Independent Accounting Firm subject to the procedures and provisions of Section 2.4 of the Purchase Agreement, and the Independent Accounting Firm will be instructed to determine the amounts in dispute within twenty (20) business days after such referral.

(e)Waiver of Basis Allocation. Notwithstanding anything to the contrary in this Agreement, if, in the Board’s discretion, abnormal adverse weather conditions affected the Actual Cattle Basis, the Board may, upon approval by a Supermajority, elect to waive all or a portion of any payment of the Green Plains Basis Amount or of the Buyers Basis Amount that would otherwise be required under this Section 6.10.

ARTICLE VII
TAX MATTERS

7.1     Partnership Representative

Green Plains is hereby appointed the partnership representative of the Company, within the meaning of Section 6223(a) of the Code (the “Partnership Representative”), and the Partnership Representative may appoint a designated individual pursuant to Regulation Section 301.6223-1(b)(3) (or any successor regulation). Each Member hereby consents to such designations and agrees that upon the request of the Partnership Representative, such Member will execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such consent. The Partnership Representative, and any individual designated by the Partnership Representative, shall act at the direction of the Board regarding the conduct of any Internal Revenue Service audit, investigation, or other procedure, the entrance into any settlement agreement with the Internal Revenue Service, the extension of the statute of limitations with respect to the Company, and any other similar matters, including any other decisions, determinations or actions described in this Section 7.1. If the Partnership Representative decides to have the Members file amended tax returns pursuant to Section 6225(c)(2)(A) of the Code or apply the alternative procedure to filing amended returns under Section 6225(c)(2)(B) of the Code, all Members shall timely comply with any such requirements. Each Member (including a former Member if such Person is not a Member on the date the imputed underpayment is assessed against the Company) shall be liable for and, promptly upon demand by the Partnership Representative, pay to the Company such Member’s share (as reasonably determined by the Partnership Representative) of any imputed underpayment of tax and any interest and penalties relating thereto imposed on the Company as a result of any partnership adjustment or other proceeding with substantially similar effect. To the extent that a portion of the tax liabilities imposed under Sections 6221(a) and 6225 of the Code relates to a former Member, the Partnership Representative may require such former Member to indemnify the Company for such former Member’s allocable portion of such tax liabilities. The Company shall indemnify and reimburse the Partnership Representative and its designated individual for all reasonable third-party expenses incurred as the Partnership Representative pursuant to this Section 7.1 in performing its duties (including any third-party expenses incurred by the Partnership Representative in connection with an audit of the Company’s tax return). The provisions of this Section 7.1 shall survive the termination of the Company or the termination or transfer of any Member’s Units and shall remain binding on the

Members for as long a period of time as is necessary to resolve with the Internal Revenue Service any and all matters regarding the U.S. federal income taxation of the Company or the Members.

7.2     Tax Returns

The Company shall use commercially reasonable efforts to send within ninety (90) days after the end of each taxable year (or as soon as reasonably practicable thereafter) to each Person that was a Member at any time during such year copies of Schedule K‑1, “Partner’s Share of Income, Credits, Deductions, Etc.”, or any successor schedule or form, with respect to such Person, together with such additional information as may be necessary for such Person to file his, her or its U.S. federal income tax returns. The determinations of the Board with respect to the treatment of any item or its allocation for U.S. federal, state or local tax purposes will be binding upon all of the Members so long as such determination is not inconsistent with any express term hereof.

7.3     Withholding

(a)Each Member shall, to the fullest extent permitted by applicable Law, indemnify and hold harmless each Person who is or who is deemed to be the responsible withholding agent for U.S. federal, state or local income tax purposes against all claims, liabilities and expenses of whatever nature (but, in each case, excluding any penalties and accrued interest that results from such Person’s fraud, willful misfeasance, bad faith or gross negligence) solely relating to such Person’s obligation to withhold and to pay over any U.S. federal, state, or local income taxes imposed on such Member and the employee’s share of social security, Medicare, and federal unemployment taxes imposed on such Member, in each case, under this Agreement or an Award Agreement or otherwise related to such Member’s Units.

(b)Notwithstanding any provision to the contrary contained in this Agreement, (i) each Member hereby authorizes the Company to withhold and to pay over, or otherwise pay, any withholding or other taxes payable by the Company or any of its Affiliates with respect to such Member, in its capacity as such, or as a result of such Member’s participation in the Company and (ii) if and to the extent that the Company shall be required to withhold or pay any such taxes (including any amounts withheld from amounts payable to the Company to the extent attributable, in the judgment of the Board, to such Member’s Units), such Member shall be deemed for all purposes of this Agreement to have received a payment from the Company as of the time such withholding or tax is required to be paid, which payment shall be deemed to be a distribution with respect to such Member’s Units to the extent that the Member (or any successor to such Member’s Units) is then entitled to receive a distribution. To the extent that the aggregate of such payments to a Member for any period exceeds the distributions to which such Member is entitled for such period, such Member shall make a prompt payment to the Company of such amount.

(c)If the Company makes a distribution in kind and such distribution is subject to withholding or other taxes payable by the Company on behalf of any Member, such Member shall make a prompt payment to the Company of the amount of such withholding or other taxes by wire transfer.

(d)The provisions of this Section 7.3 shall survive the dissolution, winding up and termination of the Company.

7.4     Fiscal Year

The “Fiscal Year” of the Company shall be the calendar year or such other fiscal year as may be designated by the Board or required under the Code.

ARTICLE VIII
TRANSFER OF UNITS

8.1     Transfer Restrictions

No Member may Transfer all or any part of its Units unless such Transfer is a Transfer described in Section 8.2 or a Permitted Transfer as described in Section 8.3. If a Member Transfers or attempts to Transfer all or any part of its Units in violation of this Agreement, such Transfer shall be null and void and of no force or effect whatever, and the parties engaging or attempting to engage in such Transfer shall be liable to indemnify and hold harmless the Company and the other Members from all cost, liability and damage that any of such indemnified Members may incur (including, without limitation, incremental tax liabilities, attorneys’ fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby. Notwithstanding anything to the contrary herein, in no event shall any Transfer of Units be permitted if it would cause the Company to be treated as a publicly traded partnership within the meaning of Section 7704(b) of the Code.

8.2      Transfers

A Member shall be permitted to sell, assign, transfer, exchange, distribute, devise, gift, grant a lien on, encumber or otherwise dispose of such Member’s Units (each such action, a “Transfer”), only if (a) the Transfer occurs no earlier than five (5) years following the Effective Date (or the date the Transferring Member became a Member of the Company, if after the Effective Date) and the Transferring Member complies with the requirements under Sections 8.4,  8.5,  and 8.6 hereunder, in which case no prior approval of the Board shall be required; (b) Green Plains is the Transferring Member and is selling a portion of its Units prior to the five (5) year anniversary following the Effective Date;  provided, that Green Plains, individually or together with its Affiliates, continues to own at least 25% of the Units of the Company on a fully diluted basis, it complies with the requirements of Section 8.6 hereunder, and if the Transfer is to a third party, such Transfer is unanimously approved by the Board; or (c) such Transfer is a Permitted Transfer as defined in Section 8.3. If such Transfer is allowed under this Section 8.2, the Transferring Member must provide prior written notice of such Transfer to the Company, and any transferee of a Transfer described in this Section 8.2 must deliver an executed signature page or joinder agreement (in form reasonably satisfactory to the Board) to this Agreement, prior to its becoming a Member hereunder.

8.3     Permitted Transfers

As used in this Agreement, the term “Permitted Transfer” means: (a) a Transfer of all or any portion of a Member’s Units to any other Member, (b) a Transfer of all or any portion of a Member’s Units to (i) any Affiliate of such Member, or (ii) a spouse, parent, sibling, child, or grandchild of such Member, or to a trust for the benefit of such Member or such spouse, parent, sibling, child, or grandchild of such Member by inter vivos gift or by testamentary Transfer, or a Transfer of all or any portion of a Member’s Unit to any Person approved by the Board in accordance with Section 3.10(r). The Transferring Member must provide prior written notice of such Permitted Transfer to the Company, and any transferee of a Permitted Transfer described in this Section 8.3 (each, a “Permitted Transferee”) must deliver an executed signature page or joinder agreement (in form reasonably satisfactory to the Board) to this Agreement, prior to its becoming a Member hereunder. For the avoidance of doubt, Permitted Transfers shall not be subject to the obligations of, and the Transferring Member shall not be required to comply with the requirements, set forth in Sections 8.4,  8.5,  and 8.6 hereunder.

8.4     Mutual Exit Right

(a)Notwithstanding anything to the contrary in this Agreement, at any time on or after the date that is five (5) years from the Closing Date (or the date the Transferring Member became a Member of the Company, if after the Effective Date a Member (the “Selling Member”) shall have the right to sell any or all of its Units (the “Transfer Units”); provided, however, that prior to selling its Units, the Selling Member shall give written notice thereof to the other Members (the “Non-Selling Members”) of its intent to sell its Units (the “Transfer Notice”). Upon receipt of the Transfer Notice, the Non-Selling Members shall each have the right and option, but not an obligation, to purchase up to such Non-Selling Member’s pro rata portion (based upon the total number of Units held by all Members) of all or any portion of the Transfer Units (the “Right of First Purchase”) at a purchase price calculated in accordance with the following terms:

(i)if upon the consummation of the sale of such Units, the Selling Member would receive an IRR (excluding Tax Distributions) of 12% or greater, then the purchase price for the Units payable by the Non-Selling Members shall be the net Book Value; or

(ii)if upon the consummation of the sale of such Units, the Selling Member would receive an IRR (excluding Tax Distributions) of less than 12%, then the purchase price for the Units payable by the Non-Selling Members shall be the greater of the Selling Member’s net Book Value or the Selling Member’s pro-rata value of $230 per head of capacity plus such Selling Member’s pro-rata contributed working capital equity of the Selling Member’s Units.

(b)To exercise the Right of First Purchase, each Non-Selling Member electing to exercise its Right of First Purchase (each an “Exercising Member”) must deliver written notice (the “Exercise Notice”) to the Selling Member and the Company within thirty (30) days following the delivery of the Transfer Notice (“Exercise Period”).

(c)In the event that the Right of First Purchase has been exercised by the Exercising Members with respect to some, but not all of, the Transfer Units by the end of Exercise Period, then the Selling Member shall, immediately after the expiration of the Exercise Period, send written notice (the “Undersubscription Notice”) to those Exercising Members who fully and timely exercised their Right of First Purchase within the Exercise Period (the “Fully Exercising Member”). Each Fully Exercising Member shall, subject to the provisions of this Section 8.4(c) have the additional right and option, but not an obligation (the “Secondary Purchase Right”), to purchase all or any part of the balance of any remaining Transfer Units (the “Remaining Units”). To exercise such Secondary Purchase Right, a Fully Exercising Member must deliver written notice that such Fully Exercising Member intends to exercise its Secondary Purchase Right to the Selling Member and the Company within ten (10) days after the expiration of the Exercise Period. In the event there are two (2) or more such Fully Exercising Members that choose to exercise the Secondary Purchase Right for a total number of Remaining Units in excess of the number available, the Remaining Units available for purchase under this Section 8.4(c) shall be allocated to such Fully Exercising Members pro rata based on the number of Transfer Units such Exercising Members have elected to purchase pursuant to the Right of First Purchase (without giving effect to any Transfer Units that any such Fully Exercising Member has elected to purchase pursuant to the Secondary Purchase Right). If the Right of First Purchase and Secondary Purchase Right are exercised in full by the Exercising Members, the Selling Member shall immediately notify all of the Exercising Members and the Company of that fact.

(d)In the event that the Right of First Purchase or the Secondary Purchase Right has been exercised by any Non-Selling Members pursuant to this Section 8.4, the Selling Member shall sell such Transfer Units to the Exercising Members and the parties shall expeditiously enter into definitive documentation for such sale, and at the closing, the Selling Member shall deliver the Transfer Units free and clear of all encumbrances (other than permitted encumbrances to be released on the closing date and encumbrances imposed by this Agreement) duly endorsed, or accompanied by written instruments of transfer duly executed by the Selling Member, and the Selling Member shall only be required to provide customary representations and warranties with respect to (i) power, authority and legal right, (ii) no violations, (iii) no conflicts, (iv) sole beneficial and record ownership of such Transfer Units, and (v) enforceability.

(e)If the Non-Selling Members fail to agree to purchase all of the Transfer Units within the applicable time periods set forth above, the Selling Member may initiate a sale of such remaining Transfer Units, and shall be entitled to consummate the sale of such remaining Transfer Units (the “Unit Transfer”), to any prospective third party purchaser for a period of one hundred eighty (180) days after the date of the Transfer Notice. In the event that the Selling Member fails to consummate the Unit Transfer for such remaining Transfer Units within such 180-day period, the Selling Member may not sell such any of such Transfer Units unless they first comply in full with the provisions of this Section 8.4.

(f)In connection with any negotiation of any Unit Transfer, upon the reasonable request of the Selling Member, the Company agrees to use commercially reasonable efforts to provide the Selling Member or a prospective third party purchaser with such information relating to the Company as reasonably requested by the Selling Member which information shall be limited to information that is customarily requested in connection with a prospective purchaser’s diligence of a proposed equity purchase; provided, however, the Company shall have the right to require that any such prospective third party purchaser enter into a non-disclosure agreement with the Company in a form deemed satisfactory to the Company in its sole and absolute discretion; provided, further, the Company shall not be required to provide any such information (i) to a prospective third party purchaser that the Board deems to be a competitor of the Company, (ii) if the requested information is determined by the Board to constitute a non-customary request or (iii) the Board determines is constitutes highly confidential proprietary information.

(g)For the avoidance of doubt and notwithstanding anything contained in this Agreement to the contrary, the provisions of this Section 8.4 shall not apply to either (i) Permitted Transfers, or (ii) in the event that the Selling Member is Green Plains, so long as Green Plains, individually or together with its Affiliates, continues to own at least 25% of the Units of the Company on a fully diluted basis.

8.5     Drag Along Rights

(a)In the event of (1) a Unit Transfer by a Selling Member to a third party purchaser pursuant to Section 8.4(e) or (2) a Unit Transfer by Green Plains to a third party purchaser which results in Green Plains, individually or together with its Affiliates, owning less than 25% of the Units of the Company on a fully diluted basis, the Selling Member pursuant to (1) or the Non-Selling Members (which, for avoidance of doubt, excludes Green Plains), upon a majority vote among such Non-Selling Members, pursuant to (2) (collectively, the “Dragging Member”), may require all other Members to sell all of their Units in such Unit Transfer on the same terms and conditions as the Dragging Member (a “Drag-Along Transaction”); provided,  however, that the purchase price for each Dragging Member’s Unit in such Drag-Along Transaction must exceed the greater of (x) net Book Value of such Dragging Member’s Percentage Interests or (y) the Dragging Member’s pro rata value of $230 per head of capacity plus such Dragging Member’s pro-rata contributed working capital equity of the Dragging Member’s Units (the “Threshold Purchase Price”). For the avoidance of doubt, if the purchase price for such Dragging Member’s Units in connection with the Drag-Along Transaction does not exceed the Threshold Purchase Price, then no Member shall have any rights under this Section 8.5 to require the sale of any other Member’s Units. The Company and each of the Members hereby agrees, in the event of any Drag-Along Transaction in accordance with this Section 8.5,  (i) that it hereby waives, to the extent permitted by applicable law, all applicable appraisal rights and rights to object to or dissent from such Drag-Along Transaction; (ii) that it will raise no objections against such Drag-Along Transaction; (iii) that, to the extent any vote of Members is required, it will vote its respective Units to approve such Drag-Along Transaction and the terms of any such Drag-Along Transaction and any matters ancillary thereto (including any conversion or exchange of Units for Units of capital stock of a corporation), all to the extent necessary to effect such Drag-Along Transaction; (iv) to cooperate fully with the Company and the Dragging Member(s) in any Drag-Along Transaction and not to take any action prejudicial to or inconsistent with such Drag-Along Transaction, including without limitation providing access to and answering questions of the buyer and its representatives in connection with Drag-Along Transaction; (v) to execute any and all agreements and instruments required by the buyer in order to effectuate such Drag-Along Transaction; and (vi) that each Member will deliver, upon request, an executed instrument of transfer with respect to their Units in escrow (pending receipt of the purchase price therefor) to counsel designated by the Company.

(b)In any agreement for a Drag-Along Transaction, (i) each Member shall not be required to make any representations, warranties or covenants in its individual capacity, other than customary representations and warranties with respect to (A) power, authority and legal right, (B) no violations, (C) no conflicts, (D) sole beneficial and record ownership of its Units, and (E) enforceability; and (ii) any indemnities by the Members in their individual capacities (as opposed to any indemnification obligations of the Company) shall be made by each Member severally and not jointly and the liabilities thereunder are to be borne by the Members on a pro rata basis based on the Percentage Interest of each Member. Each Member will be responsible for such Member’s own out-of-pocket fees and expenses incurred in connection with a Drag-Along Transaction.

(c)The rights set forth in this Section 8.5 shall be exercised by the Dragging Member(s) by giving written notice (the “Drag-Along Notice”) to each other Member, at least thirty (30) days prior to the date on which the Dragging Member(s) expects to consummate the

Drag-Along Transaction. Each Drag-Along Notice shall set forth at least: (i) the name and address of the proposed purchaser (the “Drag-Along Transferee”) in the Drag-Along Transaction, (ii) the proposed amount and form of consideration and terms and conditions of payment offered by the Drag-Along Transferee, and (iii) the other material terms of the proposed Drag-Along Transaction, including the expected closing date of the proposed Drag-Along Transaction. All information concerning a proposed Drag-Along Transaction shall be deemed to be Confidential Information.

(d)For the avoidance of doubt and notwithstanding anything contained in this Agreement to the contrary, the provisions of this Section 8.5 shall not apply to Permitted Transfers.

8.6     Tag-Along Rights

(a)Notwithstanding anything to the contrary in this Agreement, if (i) any Member should Transfer all or a portion of its Units to a third party (provided such Transfer is otherwise in compliance with this Agreement) other than in connection with a Permitted Transfer, or (ii) such Transfer is a Transfer described in Section 8.2(a), at least thirty (30) days prior to such Transfer (such Member so Transferring is referred to herein as the “Initiating Member”) and such Initiating Member does not exercise its rights pursuant to Section 8.5, the Initiating Member shall deliver a written notice (the “Sale Notice”) to the Company and to all other Members (the “Other Members”), specifying in reasonable detail the number of Units proposed to be Transferred and the price and other terms and conditions of the Transfer. Each Other Member shall have the right, by notifying the Initiating Member in writing within ten (10) business days after receipt of the Sale Notice, to sell a number of Units equal to the product of (A) the quotient determined by dividing the number of Units owned by such Person by the aggregate number of Units owned by the Initiating Member and the Other Members participating in such sale (each calculated on a fully diluted basis) and (B) the number of Units to be sold in the contemplated Transfer. The failure of such Other Member to deliver such notice shall be deemed a waiver of rights by such Other Member under this Section 8.6 with respect to such Transfer. If no Other Member has elected to participate in the contemplated Transfer (through notice to such effect or expiration of the ten (10) business day period after delivery of the Sale Notice), then the Initiating Member, provided that it has complied with this Section 8.6 may, during the 180-day period immediately following the expiration of the ten (10) business day period after delivery of the Sale Notice, Transfer the Units specified in the Sale Notice at a price equal to or greater than, and on terms and conditions not materially less favorable in the aggregate to the Transferee(s) thereof, than specified in the Sale Notice. Any Units identified in the Sale Notice but not Transferred within such 180-day period shall be subject to the provisions of this Section 8.6 upon subsequent Transfer.

(b)The Initiating Member shall not Transfer any of its Units to any prospective Transferee if such prospective Transferee(s) declines to allow the participation of the Other Members who have elected to participate in such Transfer in accordance with Section 8.6(a) above, unless the Initiating Member or its designee acquires the Units that otherwise would have been sold in such Transfer for the price and on the terms that such Other Member would have been entitled to receive had such Other Member(s) sold the Units such Member was entitled to sell in such Transfer. Each Member Transferring Units pursuant to this Section 8.6 (including in respect of the Transfer to the Initiating Member or its designees referenced in the immediately foregoing sentence) shall pay its proportionate share (based upon proceeds received) of the out-of-pocket expenses incurred by the Members in connection with such Transfer and shall be obligated to join on a several (not joint) and pro rata basis (based upon and limited to the proceeds received) in any indemnification or other obligations that the Initiating Member agrees to provide in connection with such Transfer (other than any such obligations that relate specifically to a particular Member such as indemnification with respect to representations and warranties given by a Member regarding such Member’s title to and ownership of Units).

(c)Each Other Member agrees to execute and deliver any other documentation reasonably required to consummate the Transfer pursuant to this Section 8.6. Notwithstanding the foregoing, if any Other Member electing to participate in such Transfer does not agree to execute and deliver or does not execute and deliver any documentation required by this Section 8.6 or otherwise reasonably requested by the Initiating Member or the buyer in connection with the Transfer, such Other Member shall not be entitled to participate in the proposed Transfer.

ARTICLE IX
BANKING; ACCOUNTING; INFORMATION RIGHTS

9.1     Banking

The funds of the Company shall be maintained in one or more separate bank, brokerage or money market accounts in the name of the Company, and shall not be commingled in any fashion with the funds of any other Person. The Company is authorized to utilize a business management service approved by the Board for the Company’s cash management needs.

9.2     Maintenance of Books and Records; Accounts and Accounting Method

The Company shall keep full and accurate accounts of the transactions of the Company in accordance with GAAP, in proper books and records of account which shall set forth all information required by the Act. Such books and records shall be available, upon ten (10) days’ notice to the Company, for inspection and copying at reasonable times during business hours by a Member or its duly authorized agents or representatives for any purpose reasonably related to such Member’s interest as a Member in the Company. The Board may appoint an accounting company, bookkeeping company or other third party entity to assist in performing accounting and bookkeeping duties.

9.3     Information Rights

The Members shall have the right to receive a copy of the (a) annual, audited financial statements and operating metrics of the Company, to be prepared by the Company’s accountants and delivered to the Members within one hundred twenty (120) days of the Company’s Fiscal Year end, (b) monthly unaudited financial statements and operating metrics, to be prepared by the Company’s accountants and delivered to the Members within thirty (30) days after the end of the preceding month, (c) the Annual Budget of the Company at least one week prior to the first quarterly Board meeting of the Fiscal Year, and (d) bank estimations, appraisals and collateral audits when received. In addition, subject to the prior approval of the Board (which shall not be unreasonably withheld, delayed or conditioned), TGAM shall have the right to audit the Company’s books and records at any time upon reasonable notice to the Board, but no more frequently than once every two (2) years, and all costs and expenses of such audit shall be paid or reimbursed by TGAM.

ARTICLE X
DISSOLUTION AND TERMINATION OF THE COMPANY

10.1     Dissolution

(a)The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the approval of a Supermajority of the Board, (ii) the occurrence of any event that terminates the continued membership of the Members in the Company and after which the Company has no members, or (iii) the entry of a decree of judicial dissolution under the Act.

(b)During the winding up of the business of the Company, the assets of the Company shall be applied, (i) first, to the payment of any liabilities of the Company, (ii) second, to the setting up of reasonable reserves to provide for any contingent liabilities of the Company, and (iii) thereafter, to the Members in accordance with the distribution waterfall set forth in Section 6.1. All payments under this Section 10.1 shall be made as soon as reasonably practicable after the occurrence of the event of dissolution and in any event by the end of the year in which the event of dissolution occurs or, if later, within ninety (90) days after the event of dissolution.

(c)Distributions in Cash or in Kind. Upon the dissolution of the Company, the Liquidating Agent shall use commercially reasonable efforts to liquidate all of the Company assets in an orderly manner and apply the proceeds of such liquidation as set forth in Section 10.1;  provided, that if in the good faith judgment of the Liquidating Agent a Company asset should not be liquidated, the Liquidating Agent shall allocate, on the basis of the value of any Company assets not sold or otherwise disposed of, any unrealized gain or loss based on such value to the Members’ Capital Accounts as though the assets in question had been sold on the date of distribution and, after giving effect to any such adjustment, distribute said assets in accordance with Section 6.1, subject to the priorities set forth in Section 10.1(b); and provided, further, that the Liquidating Agent will in good faith attempt to liquidate sufficient Company assets to satisfy in cash (or make reasonable provision for) the debts and liabilities referred to in Section 10.1(b).

(d)Time for Liquidation. A reasonable time period shall be allowed for the orderly winding-up and liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the Liquidating Agent to seek to minimize potential losses upon such liquidation. The provisions of this Agreement shall remain in full force and effect during the period of winding-up and until the filing of the Certificate of Cancellation with the Delaware Secretary of State.

(e)Termination. Upon completion of the foregoing, the Liquidating Agent shall execute, acknowledge and cause to be filed the Certificate of Cancellation with the Delaware Secretary of State.

(f)Survival of Certain Provisions. The provisions of Article XI addressing indemnification shall survive the termination or expiration of this Agreement and the termination, dissolution and winding-up of the Company.

ARTICLE XI
INDEMNIFICATION

11.1     Indemnification

The Company shall, to the fullest extent permitted by applicable law, indemnify, defend and hold the Members, the Managers, the Officers, the Partnership Representative and any individual designated by the Partnership Representative pursuant to Section 7.1 (each a “Indemnified Person”) harmless from and against any Claims suffered or sustained by it by reason of any acts, omissions or alleged acts or omissions by such Members, Managers, Officers, Partnership Representative or individual designated by the Partnership Representative pursuant to Section 7.1 on behalf of the Company within the scope of authority conferred on it by this Agreement, including any judgment, award, settlement, reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim; provided that the acts or omissions or alleged acts or omissions upon which such actual or threatened action, proceeding or claim is based were in good faith in accordance with its business judgment. The indemnification provided by this Article XI shall be recoverable only out of the assets of the Company. “Claim” means any obligation, liability, claim (including any claim for damage to property or injury to or death of any Persons), lien or encumbrance, loss, damage, cost or expense (including any judgment, award, settlement, reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim, including appellate proceedings, and any collection costs or enforcement costs). No amendment, modification, or repeal of this Agreement shall diminish the rights or protection provided in this Article XI with respect to any claim, issue, or matter in any then pending or subsequent proceeding that is based in any material respect on any alleged action or failure to act before such amendment, modification, or repeal.

11.2     Expenses

Expenses incurred by an Indemnified Person in satisfaction, defense or settlement of any Claim that may be subject to a right of indemnification hereunder may be advanced by the Company prior to the final disposition thereof upon receipt of an undertaking by or on behalf of the Indemnified Person to repay such amount, if it shall be determined ultimately that the Indemnified Person is not entitled to be indemnified hereunder. The right of any Indemnified Person to the indemnification provided herein shall be cumulative with, and in addition to, any and all rights to which such Indemnified Person may otherwise be entitled by contract or as a matter of law or equity and shall extend to such Indemnified Person’s successors, assigns and legal representatives. All judgments against the Company and the Managers, in respect of which the Managers are entitled to indemnification, shall first be satisfied from Company assets (including Capital Contributions) before the Managers are responsible therefor.

11.3     Notices of Claims

Promptly after receipt by an Indemnified Person of notice of the commencement of any proceeding, such Indemnified Person shall, if a claim for indemnification in respect thereof is to be made against the Company, give written notice to the Company of the commencement of such proceeding; provided that the failure of any Indemnified Person to give notice as provided herein shall not relieve the Company of its obligations under this Article XI, except to the extent that the Company is actually prejudiced by such failure to give notice. In case any such proceeding is brought against an Indemnified Person (other than a derivative suit in right of the Company), the Company will be entitled to participate in and to assume the defense thereof to the extent that the Company may wish. After notice from the Company to such Indemnified Person of the Company’s election to assume the defense of such proceeding, the Company will not be liable for expenses subsequently incurred by such Indemnified Person in connection with the defense thereof. The Company will not consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Person of a release from all liability in respect of such Claim.

ARTICLE XII
RESTRICTIVE COVENANTS

12.1     Confidentiality

 Each Member will not, either during or after membership in the Company, use Confidential Information or disclose Confidential Information to any Person not authorized by the Company or the Board to receive it, excluding Confidential Information (a) that becomes available to the public other than through the Member in violation of this provision, or (b) that such Member is compelled to disclose in any judicial or administrative proceeding or as may otherwise be required by law, regulation or rule; provided,  however, a Member shall have the right to disclose Confidential Information to such Member’s directors, officers, employees, advisors, agents, attorneys, accountants, consultants, Affiliates, underlying beneficial owners and representatives who have a need to know such information (it being understood that such representatives shall be informed of the confidential nature of the Confidential Information and the existence of the confidentiality obligations set forth in this Section 12.1).  The Members acknowledge that, in the event of a disclosure to a Member’s directors, officers, employees, advisors, agents, attorneys, accountants, consultants, Affiliates, underlying beneficial owners and representatives or any other authorized disclosure to a third party, other than a disclosure required by law, such parties shall be required to maintain the confidentiality of the Confidential Information to the same extent as the Members. “Confidential Information” means information (i) that is not generally known to the public and (ii) that is proprietary to the Company, and shall include, without limitation: investment strategies or financial information about the Company and any of its investments; trade secrets; business and technical information; and business methods, plans, techniques, concepts, systems, procedures and forecasts.

12.2     Non-Competition; Non-Solicitation

In order to protect the Confidential Information and goodwill of the Company, Green Plains agrees that for so long as it or any of its Permitted Transferees owns any Units, and for a period of two (2) years thereafter (the “Restricted Period”), Green Plains and such Permitted Transferees will not, directly or indirectly, for its benefit or for the benefit of another, without the Company’s prior written consent:

(a)solicit or encourage any existing or former Manager, officer, employee, contractor or consultant of the Company or any of its subsidiaries to terminate his/her relationship with the Company or such subsidiary for any reason; provided, however, a Manager, officer, employee, contractor or consultant of the Company or such subsidiary shall no longer be considered a former Manager, officer, employee, contractor or consultant if his/her relationship with the Company or such subsidiary terminated more than 6 months prior to the conduct in question); provided, further, that this Section 12.2(a) the use of third party search firms, publicly issued or circulated newspaper, mail, radio, internet, television or other forms of general advertising or solicitation that are not specifically directed to such employees shall not constitute a violation of this Section 12.2(a); or

(b)solicit or encourage any existing, former or prospective customer or supplier of the Company or any of its subsidiaries to terminate its relationship with the Company or such subsidiary or otherwise interfere with such relationship or become a customer or supplier of another entity if such other entity offers products or services which are competitive with the Business except to the extent that such activities are undertaken on behalf of the Company pursuant to the Shared Services Agreement.

12.3     Competing Business Entity

From and after the Effective Date and continuing until the date on which Green Plains ceases to own any Units, in the event Green Plains consummates a transaction which results in Green Plains acquiring a Controlling Interest (as defined below) in a Person engaged in the commercial operation of beef cattle feedlots (a “Competing Business Entity”), the Company shall have the right to purchase the Competing Business Entity on the terms set forth in this Section 12.3 (the “Business Acquisition Right”).

(a)Green Plains shall provide written notice of the acquisition of the Competing Business Entity to the Company within thirty (30) days after consummation of such acquisition (the “Acquisition Notice”). The Acquisition Notice shall set forth a good faith offer by Green Plains to sell the Competing Business Entity to the Company (the “Proposed Sale”) and the material terms and conditions (including the proposed purchase price) of such Proposed Sale (the “Proposed Sale Terms”). Upon delivery of the Acquisition Notice, the Company shall have forty-five (45) days (the “Proposed Sale Exercise Period”) to provide written notice to Green Plains of the Company’s (i) acceptance of the Proposed Sale Terms (“Sale Acceptance Notice”) or (ii) counteroffer for the Proposed Sale which counteroffer shall include the proposed purchase price and other material terms and conditions relating to the Proposed Sale (the “Counter Offer Notice”). If the Company fails to timely deliver either a Sale Acceptance Notice or a Counter Offer Notice to Green Plains, the Company shall be deemed to have elected not to exercise its Business Acquisition Right with respect to such Competing Business Entity and Green Plains shall have the right to continue to operate, directly or indirectly, the Competing Business Entity provided, however, Green Plains shall continue to be subject to the restrictions set forth in Section 12.1,  Section 12.2 and Section 12.4.

(b)In the event that the Company timely delivers either a Sale Acceptance Notice or a Counter Offer Notice to Green Plains, the Company and Green Plains agree to negotiate in good faith the terms and conditions of a definitive sale and purchase agreement relating to the Proposed Sale (the “Sale and Purchase Agreement”). If the Company and Green Plains (i) are unable to mutually agree upon the terms of, and execute, a Sale and Purchase Agreement within forty-five (45) days from the expiration of the Proposed Sale Exercise Period or (ii) fail to consummate the Proposed Sale within one hundred twenty (120) days from the expiration of the Proposed Sale Exercise Period for any reason other than a breach by Green Plains of this Section 12.3(b) or of the Sale and Purchase Agreement, the Company shall be deemed to have elected not to exercise its Business Acquisition Right with respect to such Competing Business Entity and Green Plains shall have the right to continue to operate, directly or indirectly, the Competing Business Entity; provided, however, Green Plains shall continue to be subject to the restrictions set forth in Section 12.1,  Section 12.2 and Section 12.4.

(c)For purposes of this Section 12.3, the term “Controlling Interest” shall mean that Green Plains, either directly or indirectly through ownership by its wholly-owned subsidiaries, has (i) sufficient voting power on the governing body of the Competing Business Entity and (ii) ownership of securities of the Competing Business Entity to enable Green Plains to divest the

Competing Business Entity without the requirement for approval of any other Person in accordance with the terms of the Organizational Documents of the Competing Business Entity and applicable law.

(d)For the avoidance of doubt, the parties hereto acknowledge and agree that the consummation by Green Plains of any transaction in which Green Plains acquires, either directly or indirectly, an interest in a Competing Business Entity which interest does not constitute a Controlling Interest Company shall not trigger the Business Acquisition Right of the Company set forth in this Section 12.3.

(e)Notwithstanding anything contrary in this Agreement, from and after the Effective Date and continuing until the date on which Green Plains ceases to own any Units, Green Plains shall not acquire a Controlling Interest in any Person engaged in the commercial operation of beef cattle feedlots whose commercial operation of beef cattle feedlots or associated farmland constitutes fifty-percent (50%) or more of such Person’s enterprise value.

12.4     Non-Disparagement

Each Member hereby agrees that such Member will not commit or in any way knowingly assist others to commit any act intended to injure the Company, the Managers, any other Member or any Officer or employee of the Company. Each Member hereby agrees that such Member will not publicly criticize or make any negative, detrimental or derogatory comments concerning any of the foregoing Persons. Notwithstanding the foregoing, nothing in this Section 12.4 shall preclude any Member from making truthful statements that are reasonably necessary to comply with applicable law, regulation or legal process, or to defend or enforce a Member’s rights under this Agreement, the Purchase Agreement or the Shared Services Agreement.

12.5     No Adequate Monetary Remedy

Each Member acknowledges and agrees that monetary damages will not be an adequate remedy for any material breach of any of the restrictive covenants set forth in Section 12.2,  Section 12.3 or Section 12.4 (the “Restrictive Covenants”) and that irreparable injury may result to the Company and/or the Company’s Affiliates, or their successors in interest. Therefore, such Member agrees that the Company or such other Affiliate of the Company (as applicable) shall be entitled to equitable relief in any court of competent jurisdiction, including, without limitation, a temporary or permanent injunction, restraining and enjoining such Member or its Permitted Transferees or any Person with which such Member or its Permitted Transferees is associated, from further violations of such provisions, without the posting of any security in connection therewith.

12.6     Modification of Restrictive Covenants

If, at the time of enforcement of the Restrictive Covenants contained in Section 12.2,  Section 12.3 or Section 12.4 a court of competent jurisdiction shall hold that the duration, scope or area restrictions stated herein are unreasonable under the circumstances then existing, the Members agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by applicable law. Each Member has consulted with legal counsel regarding the Restrictive Covenants and based on such consultation has determined and hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and areas restrictions and are necessary to protect the goodwill of the Company.

Each Member further agrees that it will not challenge the reasonableness of the duration, scope and area restrictions in any action, suit or proceeding with respect to the Restrictive Covenants, regardless of who initiates such action, suit or proceeding.

12.7     Conflicts of Interest, Related Party Transactions and Other Activities

Any Member and any Affiliate of any such Member, and any of their respective directors, officers, members, partners, stockholders, employees, or controlling Persons may engage in or possess an interest in any business or activity, without any accountability to the Company or any other Member, and without obligation to offer such business opportunity to the Company or any other Member. No such Person shall be liable to the Company or any other Member for breach of any fiduciary or other duty, as a Member or otherwise, by reason of the fact that such Person acquires or pursues such opportunity or directs such opportunity to another Person, except for any Member that agrees otherwise pursuant to a separate agreement with the Company or any other direct or indirect subsidiaries or Affiliates of the Company; provided, however, that nothing in this Section 12.7 or in such separate agreement shall be construed to relieve or excuse any Person from his, her or its obligations under Section 12.1,  Section 12.2,  Section 12.3 or Section 12.4 or any employment agreement, non-use, non-disclosure, non-compete, non-solicitation, covenant-not-to-compete or similar covenant in this Agreement or any other agreement between such Person and the Company.

ARTICLE XIII
MISCELLANEOUS PROVISIONS

13.1     Transactions with Affiliates

Notwithstanding anything to the contrary contained in this Agreement, but subject to Sections 3.10 and 3.11, the Company may from time to time enter into transactions (whether pursuant to an oral or written agreement, or otherwise) with any Manager, Member or Officer or any of their respective Affiliates if determined by a vote of a majority of the disinterested Managers that such transactions are necessary or advisable. Each Member acknowledges that the Company has entered into the Shared Services Agreement, pursuant to which, among other things, the Company pays Green Plains a fee for the services therein described, in addition to reimbursement of expenses.

13.2     Amendment

Except as otherwise provided herein, this Agreement may be amended or modified from time to time by a written instrument that is adopted by the Board and any waiver of any provision of this Agreement may be made with the approval of the Board, each in accordance with Section 3.11;  provided,  however, that:

(a)any such amendment, modification, supplement, restatement or waiver that would require an additional Capital Contribution (other than a Business Support Capital Contribution) to the Company by any Member shall require the prior written consent of such Member; and

(b)any amendment that materially and adversely affects a Member in a materially disproportionate manner compared to the other Members shall require the prior written consent of the adversely affected Member.

13.3     Entire Agreement; Supersedure

This Agreement (including the Exhibits and Schedules attached hereto) constitutes the entire Agreement of the Members relating to the subject matter hereof and supersedes all prior contracts or agreements with respect to the subject matter hereof, whether oral or written.

13.4     Effect of Waiver or Consent

A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

13.5     Binding Effect

This Agreement shall be binding upon and shall inure to the benefit of the Company and each Member and their respective heirs, permitted successors, permitted assigns, permitted distributees and legal representatives; and by their signatures hereto, the Company and each Member intends to and does hereby become bound.

13.6     Jurisdiction; Venue

All actions arising out of or relating to this Agreement shall be heard and determined exclusively by federal and state courts of the State of Delaware. Consistent with the preceding sentence, each Member hereby (a) submits to the exclusive jurisdiction of the above-named courts in connection with any action arising out of or relating to this Agreement brought by any Member; (b) consents to service of process by delivery of written notice to such Member’s address set forth on Schedule A; and (c) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such action, any claim that (i) it is not subject personally to the jurisdiction of the above-named courts, (ii) its property is exempt or immune from attachment or execution, (iii) the action is brought in an inconvenient forum, (iv) the venue of the action is improper, or (v) this Agreement, or the transactions contemplated hereby, may not be enforced in or by any of the above-named courts.

13.7     Governing Law

 THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE OR ANY OTHER JURISDICTION THAT WOULD CAUSE THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

13.8     Severability

 If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

13.9     Further Assurances

In connection with this Agreement and the transactions contemplated hereby, the Company and each Member shall execute and deliver all such future instruments and take such other and further action as may be reasonably necessary or appropriate to carry out the provisions of this Agreement and the intention of the parties as expressed herein.

13.10     Notices

 All notices required by this Agreement shall be sent (a) in the case of the Company to the office of the Company, and (b) in the case of Members, to the addresses indicated below their respective names on Schedule A and shall be deemed to have been duly given (i) if delivered personally, when received; (ii) if delivered by certified or registered mail (postage prepaid), when received; (iii) if transmitted by electronic mail (to those for whom an e-mail address is set forth on Schedule A), at the time of transmission by electronic mail, with confirmation of receipt; (iv) if transmitted by facsimile (to those for whom a facsimile number is set forth on Schedule A), on the date of receipt of the transmission confirmed by receipt of a transmittal confirmation; or (v) if delivered by overnight courier service, one business day following the date of deposit with such courier service. Refusal to accept a notice, or inability to deliver a notice because of changed addresses, shall be deemed a receipt of such notice. The Company and any Member may change his or her address by giving notice to the Members and the Company in accordance with the terms of this Section 13.10.

13.11     Headings

 All headings in this Agreement are for convenience only, are not a part of this Agreement and shall not be used as an aid in the construction of any provision hereof. Unless otherwise specified to the contrary, all references to sections are references to sections of this Agreement and all references to schedules are references to schedules to this Agreement.

13.12     Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same Agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission or electronic mail transmission (e.g., in .PDF format) shall constitute effective execution and delivery of this Agreement as to the parties.

13.13     No Third Party Beneficiaries

Except as set forth in Article XI and Section 12.4, this Agreement is for the sole benefit of the Members, and no other Person is intended to be a beneficiary of this Agreement or shall have any rights hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Limited Liability Company Agreement as of the date first set forth above.

BANK OF THE WEST, as Swingline Lender and Lender	BANK OF THE WEST, as Swingline Lender and Lender	BANK OF THE WEST, as Swingline Lender and Lender	BANK OF THE WEST, as Swingline Lender and Lender
COMPANY:

GREEN PLAINS CATTLE COMPANY LLC

		By:	/s/ Todd Becker
		Name:	Todd Becker
		Title	Manager

[Signature Page to Amended and Restated Limited Liability Company Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Limited Liability Company Agreement as of the date first set forth above.

BANK OF THE WEST, as Swingline Lender and Lender	BANK OF THE WEST, as Swingline Lender and Lender	BANK OF THE WEST, as Swingline Lender and Lender	BANK OF THE WEST, as Swingline Lender and Lender
MEMBERS:

GREEN PLAINS:

GREEN PLAINS INC.

		By:	/s/ Todd Becker
		Name:	Todd Becker
		Title	President and Chief Executive Officer

BANK OF THE WEST, as Swingline Lender and Lender	BANK OF THE WEST, as Swingline Lender and Lender	BANK OF THE WEST, as Swingline Lender and Lender	BANK OF THE WEST, as Swingline Lender and Lender
TGAM:

TGAM AGRIBUSINESS FUND
HOLDINGS-B LP

By: TGAM Agribusiness Fund GP LLC, its
General Partner

		By:	/s/ Daniel Masters
		Name:	Daniel Masters
		Title	Managing Director

BANK OF THE WEST, as Swingline Lender and Lender	BANK OF THE WEST, as Swingline Lender and Lender	BANK OF THE WEST, as Swingline Lender and Lender	BANK OF THE WEST, as Swingline Lender and Lender
INVESTOR MEMBERS:

STEPSTONE ATLANTIC FUND, L.P.

By: StepStone Atlantic (GP), L.P., its general partner
By: StepStone Atlantic Holdings (GP), LLC, its general partner

		By:	/s/ Kirsty McGuire
		Name:	Kirsty McGuire
		Title	Deputy General Counsel

[Signature Page to Amended and Restated Limited Liability Company Agreement]

Schedule A

Contributions and Membership Interests

As of September 1, 2019

Member Name / Address	Capital Contribution	Units	Percentage Interests
Green Plains Inc. 1811 Aksarben Drive Omaha, NE 68106 Attention: Chief Legal & Administration Officer	$77,239,500.00	500,000	50%
TGAM Agribusiness Fund Holdings-B LP 221 1st St. Davis, CA 95616	$67,239,500.00	435,266	43.527%
StepStone Atlantic Fund, L.P. Level 43, Governor Phillip Tower, One Farrer Place, Sydney NSW 2000	$10,000,000.00	64,734	6.473%

Schedule A

Exhibit 10.1

SCHEDULE B

MANAGERS

Todd Becker (Green Plains Manager)

Brian Peterson(Green Plains Manager)

Wesley Sand (TGAM Manager)

Ryan Ramsey (Investor Manager)

__________ (Independent Manager)

BOARD OBSERVERS

Patrich Simpkins(Green Plains Board Observer)

Brock Jenkins (TGAM Board Observer)

Schedule B

Exhibit 10.1

SCHEDULE C

Percentage Interest Adjustment Methodology

(see attached)

Schedule C

Exhibit 10.1

SCHEDULE D

First Year Special Allocation Formula

(see attached)

Schedule D

Exhibit 10.1

SCHEDULE E

Basis Earnout EBITDA Formula

(see attached)

Schedule E